Exhibit 10.8

Execution Version
SALE AND PURCHASE AGREEMENT
by and among
EAGLEPICHER CORPORATION,
as guarantor of the Seller,
EAGLEPICHER TECHNOLOGIES HOLDINGS, LLC,
as the Seller,
EAGLEPICHER TECHNOLOGIES, LLC,
as the Company,
OM GROUP, INC.,
as limited guarantor of the Buyer,
and
OMG ENERGY HOLDINGS, INC.,
as the Buyer
Dated as of December 23, 2009

i

(continued)

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Exhibit A	Form of Seller Release
Exhibit B	Form of Trademark Assignment
Exhibit C	Form of Domain Name Assignment
Exhibit D	Form of Transition Services Agreement

SALE AND PURCHASE AGREEMENT
     SALE AND PURCHASE AGREEMENT, dated as of December 23, 2009 (this “Agreement”), by and among EAGLEPICHER TECHNOLOGIES HOLDINGS, LLC, a Delaware limited liability company (the “Seller”), EAGLEPICHER TECHNOLOGIES, LLC, a Delaware limited liability company (“EPT” or the “Company”), EAGLEPICHER CORPORATION, a Delaware corporation, as guarantor of all of the Seller’s pre-Closing and post-Closing obligations hereunder (“EPC”), OM GROUP, INC., a Delaware corporation, as guarantor of all of Buyer’s pre-Closing obligations hereunder (“OMG”) and OMG ENERGY HOLDINGS, INC., a Delaware corporation (the “Buyer”).
RECITALS
     A. The Seller owns 100% of the issued and outstanding limited liability company membership interests of the Company (the “Equity Interests”).
     B. EPC is the ultimate parent corporation of the Company and the Seller.
     C. OMG owns 100% of the issued and outstanding common stock of the Buyer.
     D. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Equity Interests.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, or proceeding by or before any Governmental Authority.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “Audit Claims” means any adjustment, disallowance, demand, or claim made by any Governmental Authority or any other Person related to any payment made either directly to the Company or its Subsidiaries or to the Company or its Subsidiaries through any one or more Persons in connection with or as a result of the Administrative Contracting Officer’s letter, dated September 28, 2009, and attached hereto as Schedule 1.1(a)
          “Bid” means any quotation, bid or proposal by the Company or any of its affiliates which, if accepted or awarded would lead to (i) a contract with the U.S. Government or for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries or (ii) a contract with a prime contractor or a higher tier subcontractor to the U.S. Government for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries in connection with a contract such prime contractor or higher tier subcontractor has with the U.S. Government.
          “Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in The City of New York.
          “Canadian Subsidiary” means EaglePicher Energy Products ULC, a corporation formed and existing under the laws of Alberta, Canada.
          “Cash” means the cash and cash equivalents of the Company and its Subsidiaries as of the date of determination, less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with the Financial Statements.
          “Closing Cash” means Cash of the Company and its Subsidiaries as of the close of business on the Closing Date, which, with respect to the Canadian Subsidiary, shall in no event exceed $500,000, except to the extent such excess, if any, is solely the result of the receipt of payments from customers in ordinary course of business.
          “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
          “Company Employee” means any employee of the Company or its Subsidiaries as of the Closing Date (including, for the avoidance of doubt, any such employee who is on vacation, jury duty leave, leave of absence, or otherwise not actively at work on the Closing Date).
          “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, including the Intellectual Property required to be listed on Schedule 4.14(a).
          “Confidentiality Agreement” means the confidentiality agreement dated July 28, 2009 between the Buyer and EPC.
          “Contract” means any contract, sublicense, lease (other than any Leases), sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, in each case in writing.
          “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

          “Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.
          “Copyrights” means all (i) copyrights, including any copyrights in databases and data collections, Software and web site content, compilations and collective works, and derivative works of any of the foregoing, in each case that constitute original works of authorship, (ii) mask work rights, (iii) registrations and applications for registration for any of the foregoing and renewals or extensions thereof, and (iv) moral rights and economic rights in the foregoing.
          “COTS Software” means commercially available “off-the-shelf” software having aggregate fees payable under the existing term of the applicable Contract of not more than $15,000.
          “Credit Facilities” means the (i) Second Amended and Restated First Lien Credit and Guaranty Agreement, dated as of December 31, 2007, by and among EPC, the Guarantors (as defined therein), the Lenders (as defined therein) and General Electric Capital Corporation, as Administrative Agent and as Collateral Agent and the Collateral Documents (as defined therein) and (ii) the Second Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of December 31, 2007, by and among EPC, the Guarantors (as defined therein), the Lenders (as defined therein), Obsidian, LLC, as Administrative Agent Obsidian, LLC, as Collateral Agent and General Electric Capital Corporation, as Documentation Agent and the Collateral Documents (as defined therein).
          “Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet.
          “EaglePicher Marks” means the name “EaglePicher” and any trade name, trademark, service mark, logo, or domain name incorporating the name “EaglePicher” or any derivative thereof; provided, however, that “EaglePicher Marks” shall not include the name “EP Minerals” and any trade name, trademark, service mark, logo, or domain name incorporating the name “EP Minerals” or any derivative thereof.
          “Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, or other restriction of any kind.
          “Environmental Mandates” means the Post-Closure Permit Number 007158454-PC issued to the Company by the Oklahoma Department of Environmental Quality and Compliance Order and Consent Number 06-07-21-01 issued to New EaglePicher Technologies, LLC by the Colorado Department of Public Health and Environment.
          “EPT Pension Plans” means the EaglePicher Salaried and Closed Hourly Pension Plan, the EaglePicher Hourly Pension Plan, the EaglePicher Technologies Salaried Pension Plan and the EaglePicher Technologies Hourly Pension Plan.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” means a nationally recognized banking institution, agreed to in writing by the Buyer and the Seller, providing escrow services of the nature contemplated by this Agreement.
          “Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing by and among the Seller, the Buyer and the Escrow Agent, which shall relate to the Escrow Amount and the Audit Escrow Amount.
          “Escrow Amount” means the amount equal to $12,750,000.
          “Former Company Employee” means, as of the Closing Date, any former employee of the Company or its Subsidiaries.
          “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
          “Governmental Authority” means any U.S. Government or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory, or administrative authority, branch, agency, minister, cabinet, governor-in-council, commissioner or commission or any court, tribunal, or arbitral or judicial body.
          “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind relating to the business of the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and (i) the U.S. Government; (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).
          “Indebtedness” of the Company and its Subsidiaries means, without duplication, (i) all obligations for borrowed money, (including all outstanding principal, prepayment premiums, if any, change of control premiums, and accrued interest, fees and expenses related thereto); (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable; (iv) all obligations under any interest rate, currency or other hedging agreements; and (v) any direct or indirect guarantee of Indebtedness of any other Person of a type described in clause (i) through (iv) above; provided, that “Indebtedness” shall not include (a) any obligations under leases required to be capitalized in accordance with GAAP; (b) any obligations for post-employment benefits and (c) any obligations under the EPT Pension Plans.
          “Indemnified Joplin Environmental Conditions” means those environmental conditions in existence at, on, under or emanating from the Joplin RCRA Facility as of the Closing Date (other than those described in the Joplin RFI Report and to the extent of the specific accrual in respect thereof as set forth on Schedule 8.5(b)(iii) of the Disclosure

Schedules) that could give rise to any liability, obligation or requirement under Environmental Laws.
          “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet but including any FTP Secured site and related Software), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
          “Intellectual Property” means (i) Trademarks, (ii) Domain Names, (iii) Patents, (iv) Copyrights, and (v) Trade Secrets, including any of the foregoing that are incorporated in or protect Software.
          “IRS” means the Internal Revenue Service of the United States.
          “Joplin Letter of Credit” means the letter of credit currently provided by EPC with respect to the Joplin RCRA Facility pursuant to Missouri Hazardous Waste Management Facility Permit MOD046740148.
          “Joplin RCRA Facility” means the Company’s facility located at C and Porter Streets in Joplin, Missouri.
          “Joplin RFI Report” means the report dated January 2009 prepared by ENVIRON International Corporation and entitled “2009 RCRA Facility Investigation Report” relating to the Joplin RCRA Facility.
          “Knowledge” with respect to the Company means the actual (but not constructive or imputed) knowledge of Randy Moore, John Bennett, Ron Nowlin, Archie Meyer, Creed Jones, Pat Aubry, Ben DePompei, Emily Russell, Teri Hocter, David Treadwell and Viet Vu, in each case as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.
          “Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, ruling, decree, or order of any Governmental Authority.
          “Lease” means any lease, sublease or other agreement (including any amendments thereto) which creates the Company’s or any of its Subsidiary’s interest in the Leased Real Property.
          “Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, or improvements located thereon and all easements, licenses, rights, and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
          “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort or otherwise), and including all costs and expenses relating thereto (including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
          “Material Adverse Effect” means (i) with respect to the Company, any event, change, occurrence, or effect that (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) has or would reasonably be expected to prevent, materially delay, or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, other than any event, change, occurrence, or effect resulting from (1) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (2) changes in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (4) the announcement or pendency of this Agreement and the transactions contemplated hereby, including any termination of, reduction in, or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, or employees of the Company or any of its Subsidiaries due to the announcement and performance of this Agreement, including compliance with the covenants set forth herein or the identity of the parties to this Agreement, (5) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement, or (6) any actions taken (or omitted to be taken) at the request of the Buyer, provided that with respect to clauses (1), (2) and (3), the impact of such change, effect, event, occurrence, state of facts, development or circumstance is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact on the competitors of the Company and its Subsidiaries, (ii) with respect to the Buyer, any event, change, occurrence, or effect that has or would reasonably be expected to prevent, materially delay, or materially impede the performance by the Buyer or OMG of its obligations under this Agreement or the consummation of the transactions contemplated hereby, and (iii) with respect to the Seller, any event, change, occurrence, or effect that has or would reasonably be expected to prevent, materially delay, or materially impede the performance by the Seller or EPC of its obligations under this Agreement, or the consummation of the transactions contemplated hereby.
          “ordinary course of business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.
          “Owned Real Property” means the real property owned by the Company or any of its Subsidiaries other than the Transferred Real Property, together with all buildings and other structures, facilities, or improvements located thereon and all easements, licenses, rights, and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
          “Order” means any order, injunction, judgment, doctrine, notice, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

          “Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, non-provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.
          “Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings provided an appropriate reserve has been established for any such liens being contested in good faith, (ii) mechanics’, builders’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no monetary or material, non-monetary default on the part of the Company or any of its Subsidiaries, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation or unemployment insurance, in each case, arising or incurred in the ordinary course of business, (iii) zoning, entitlement, conservation restriction, and other land use and environmental regulations by Governmental Authorities, in each case, that do not materially interfere with the present use of the assets (or operation of the business) of the Company and its Subsidiaries, (iv) Encumbrances required by the Credit Facilities (which shall be released in full as of the Closing with respect to the Company and its Subsidiaries) and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way, and other non-monetary title defects or Encumbrances, that, in each case, do not materially interfere with the present use of the assets (or operation of the Business) of the Company and its Subsidiaries, taken as a whole.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, person, trust, association, organization, or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
          “Real Property” means the Owned Real Property and Leased Real Property, collectively.
          “Reference Amount” means the working capital amount as calculated in accordance with Schedule 2.5(a) of the Disclosure Schedules.
          “Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.
          “Return” means any return, declaration, election, filing, report, statement, schedule, claim for refund, form (including estimated Tax), information statement with respect to Taxes, including any supplement or attachment thereto and any amendment thereof.

          “RCRA” means the Federal Resource Conservation and Recovery Act of 1976, as amended and all regulations promulgated thereunder.
          “Software” means computer software in any form, including object code, source code and code development tools, and regardless of the method stored or the media upon which it resides.
          “Specified Accounting Policies” means the principles specified in Schedule 2.5(a) of the Disclosure Schedules.
          “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
          “Taxes” means any and all (i) foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority, whether disputed or not, (ii) liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (iv) liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
          “Title Policies” means an ALTA Owner’s Title Insurance Policy for each Real Property (if required by the Buyer), insuring the Company’s or its Subsidiaries’ fee or leasehold title (as applicable) to such Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels), subject only to Permitted Encumbrances. Each of the Title Policies shall include all endorsements reasonably requested by the Buyer.
          “Trade Secrets” means unpatented inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, instructions, configurations, prototypes, samples, specifications, technology, trade secrets, confidential information, proprietary information, customer lists, Software and technical information, in each case that derive economic value (actual or potential) from not being generally known to the public.
          “Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.
          “Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any filings required by the HSR Act or third parties on behalf of the Company or any of its Subsidiaries, (B) any fees and expenses associated with obtaining the release and termination of any Encumbrances, (C) all brokers’ or finders’ fees, (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, (E) all fees, expenses and Taxes associated with the transfer of the Transferred Real Property and (F) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants payable solely as a result of or in connection with the transactions contemplated hereby.
          “Transferred Real Property” means the parcels of real property owned by the Company and located at 3820 South Hancock Expressway in Colorado Springs, Colorado, 737 Highway 69A in Quapaw, Oklahoma, and Parcel No. 19-4:0-17-010-005.001.001 (located at the south side of 20th Street and the west side of Iron Gates Road) in Joplin, MO.
          “U.S. Government” means any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Asset Acquisition Statement	2.6
Audit Claim Cap	8.5(b)(i)
Audit Claims	2.2(c)
Audit Escrow Amount	2.2(c)
Balance Sheet	4.6(a)
Basket Amount	8.5(b)(ii)
Business	4.21
Buyer	Preamble
Buyer Indemnified Parties	8.2(a)
Buyer Plan	6.11(c)
Buyer’s Flexible Account Plan	6.11(i)
Cap	8.5(b)(i)
Claim	6.17(a)

Definition	Location
Closing	2.2(a)
Closing Balance Sheet	2.5(a)
Closing Date	2.2(a)
Closing Working Capital	2.5(a)
Company	Preamble
Company Employee Plan	4.10(a)
Company Trust	6.11(d)
Confidential Information	6.6(c)
Conveyance Taxes	10.1(b)
Core Representations	7.3(a)
Disagreement Notice	8.4(d)
Disclosure Schedules	Article IV
Disputes	8.7(a)
Employee Plan	4.10(a)
Employee Plans	4.10(a)
Environmental Laws	4.16(c)(i)
Environmental Permits	4.16(c)(ii)
EP Minerals	6.10(b)
EPC	Preamble
EPT	Preamble
Equity Interests	Recitals
Financial Statements	4.6(a)
Foreign Plan	4.10(l)
Guarantees	6.9
Hazardous Material	4.16(c)(iii)
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.5(c)
Independent Expert	8.7(a)
Insurance Policies	4.12
Landlord	6.12(c)
Losses	8.2(a)
LTD	6.11(g)
Master Trust	6.11(d)
Material Contracts	4.17(a)
Minimum Loss Amount	8.5(b)(ii)
Non-Company Employee Plan	4.10(a)
Notice of Disagreement	2.5(b)
PBGC	6.11(d)
Permits	4.8(b)
Post-Closing Straddle Period	6.16(a)
Potential Contributor	8.6
Pre-Closing Straddle Period	6.16(a)
Privilege Period	6.16(a)
Property Taxes	6.15(a)

Definition	Location
Purchase Price	2.1
Related Persons	4.26
Remedial Action	8.4(f)
Revised Statements	2.6
Securities Act	5.6
Seller	Preamble
Seller Indemnified Parties	8.3
Seller’s Flexible Account Plan	6.11(i)
Straddle Period	6.16(a)
Tax Matters	6.16(d)
Termination Date	9.1(c)
Third Party Claim	8.4(a)
Title Requirements	6.12(a)
Transition Services Agreement	2.4(d)

WARN	6.11(f)
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver the Equity Interests to the Buyer, free and clear of any Encumbrances other than Encumbrances created by the Buyer and any transfer restrictions under applicable securities laws. The Buyer shall purchase the Equity Interests from the Seller, for an aggregate purchase price of U.S.$171,978,593 less (i) any Transaction Expenses unpaid as of the close of business on the day immediately preceding the Closing Date, and (ii) Indebtedness of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date, subject to adjustment pursuant to Section 2.5 (as adjusted pursuant to Section 2.5, the “Purchase Price”).
     Section 2.2 Closing.
          (a) The sale and purchase of the Equity Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, NW, Washington, DC, 22305, at 10:00 A.M., Eastern Standard time on the last Business Day of the month in which the last of all of the conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) are satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof, or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) At the Closing, the Buyer shall deliver to the Seller, by wire transfer to a bank account or bank accounts designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price minus the

Escrow Amount and the Audit Escrow Amount in immediately available funds in United States dollars.
          (c) At the Closing, the Buyer shall deposit (i) the Escrow Amount in an account with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and (ii) $2,500,000 (the “Audit Escrow Amount”) in a separate account with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.
     Section 2.3 Deliveries by the Seller. On the Closing Date, the Seller shall deliver, or cause to be delivered, to the Buyer the following items:
          (a) a copy of the Escrow Agreement, duly executed by the Seller;
          (b) a certificate of the Seller attesting to the matters set forth in Sections 7.3(a) and 7.3(b);
          (c) a certificate of an officer of the Seller, dated as of the Closing Date, setting forth in detail reasonably acceptable to the Buyer the aggregate amount of (i) Indebtedness of the Company and (ii) unpaid Transaction Expenses, in each case as of the close of business on the day immediately preceding the Closing Date;
          (d) appropriate termination statements under the Uniform Commercial Code set forth on Schedule 2.3(d);
          (e) written resignations of each manager of the Company and its Subsidiaries and each director and officer of the Company and its Subsidiaries who is also an officer of EPC;
          (f) a release, in substantially the form attached hereto as Exhibit A hereto, duly executed by the Seller, EPC and EaglePicher Management Company;
          (g) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder, executed by the Seller and in form and substance reasonably satisfactory to Buyer;
          (h) a duly executed trademark assignment substantially in the form of Exhibit B, pursuant to which Seller and its Affiliates assign to EPT all right, title and interest in all trade names, trademarks, service marks, and logos that are EaglePicher Marks, including all goodwill associated with any of the foregoing;
          (i) a duly executed domain name assignment substantially in the form of Exhibit C, pursuant to which Seller and its Affiliates assign to EPT all right, title and interest in all domain names that are EaglePicher Marks, including all goodwill associated with any of the foregoing;
          (j) a copy of the transition services agreement (the “Transition Services Agreement”) substantially in the form of Exhibit D hereto, duly executed by the Seller and EPC; and

          (k) such other documents and instruments as the Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement.
     Section 2.4 Deliveries by the Buyer. On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Seller the following items:
          (a) a copy of the Escrow Agreement, duly executed by the Buyer;
          (b) a certificate of the Buyer attesting to the matters set forth in Sections 7.2(a) and 7.2(b);
          (c) evidence reasonably acceptable to the Seller that the Buyer has established a sufficient financial assurance mechanism allowed under applicable law to replace the Joplin Letter of Credit and that such mechanism will be effective as of the Closing;
          (d) a copy of the Transition Services Agreement, duly executed by the Buyer; and
          (e) such other documents and instruments as the Seller may reasonably request in order to consummate the transactions contemplated by this Agreement.
     Section 2.5 Adjustment of Purchase Price.
          (a) Within 60 days after the Closing Date, the Buyer shall deliver to the Seller an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP as modified by the Specified Accounting Policies in a manner consistent with the manner in which GAAP and the Specified Accounting Policies were applied in the preparation of the Balance Sheet. For purposes of this Agreement, “Closing Working Capital” shall be equal to (i) the current asset line items as shown in the Reference Amount less (ii) the current liability line items as shown in the Reference Amount. An example of how Closing Working Capital shall be determined is set forth in Schedule 2.5(a) of the Disclosure Schedules. The Seller shall cause its employees and the employees of its Subsidiaries to assist the Buyer and its Representatives in the preparation of the Closing Balance Sheet and shall provide the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books, and records of the Seller and its Subsidiaries for such purpose.
          (b) During the 30 Business Day period following the Seller’s receipt of the Closing Balance Sheet, the Buyer shall cooperate with the Seller and its Representatives to provide them with any information used in preparing the Closing Balance Sheet reasonably requested by the Seller and its Representatives reasonably available to the Buyer. The Closing Balance Sheet shall become final and binding on the 30th Business Day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Seller shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.5(c). The dispute of any items or amounts may be based for purposes of this Section 2.5 only on mathematical errors or amounts reflected on the Closing Balance Sheet not being calculated in accordance with the principles used in preparing the Balance Sheet.
          (c) During the ten Business Day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten Business Day period, the Seller shall cooperate with the Buyer and its Representatives to provide them with any information used in preparing the Notice of Disagreement reasonably requested by the Buyer or its Representatives reasonably available to the Seller. Any disputed items resolved in writing between the Seller and the Buyer within such ten Business Day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the calculation of the Closing Working Capital, the Closing Working Capital so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such ten Business Day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the calculation of the Closing Working Capital, and the Independent Accounting Firm shall make a reasoned written determination as to each such disputed item and the calculation of the Closing Working Capital, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the standards set forth in this Section 2.5 within the range of the difference between the Seller’s position with respect thereto and the Buyer’s position with respect thereto. The determination of the Independent Accounting Firm shall be based solely on the briefs submitted by the parties and not on independent review, and shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.5. The Independent Accounting Firm shall be an independent public accounting firm agreed to in writing by the Buyer and the Seller. The Buyer and the Seller shall use their commercially reasonable efforts to select the Independent Accounting Firm within 30 days from the date hereof and to cause the Independent Accounting Firm to render a reasoned written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.9. The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.5(c) shall be borne equally by the parties. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
          (d) The Purchase Price shall be adjusted, upwards or downwards, as follows:
               (i) if the Closing Working Capital as finally determined pursuant to this Section 2.5 exceeds the Reference Amount by at least $1,000,000, the Purchase Price shall be adjusted upwards in an amount equal to such excess, and the Buyer shall pay such amount to the Seller; and

               (ii) if the Reference Amount exceeds the Closing Working Capital as finally determined pursuant to this Section 2.5 by at least $1,000,000, the Purchase Price shall be adjusted downwards in an amount equal to such excess, and the Seller shall pay such amount to the Buyer.
          (e) Amounts to be paid pursuant to Section 2.5(d) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by J.P. Morgan Chase & Co. as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.5(d) shall be made within three Business Days of final determination of the Closing Working Capital pursuant to the provisions of this Section 2.5 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
          (f) The adjustment to the Purchase Price to be made pursuant to this Section 2.5 is intended only to reflect changes in working capital resulting from the time interval between the date of the Reference Amount and the date of the Closing Balance Sheet. Any challenge to the Closing Balance Sheet on any basis except as specified in this Section 2.5 shall be made solely pursuant to the provisions of Article VIII.
          (g) Within five Business Days after the Closing Date, the Buyer shall deliver to the Seller a statement setting forth the Closing Cash. Following the delivery of such statement, the Buyer shall cooperate with the Seller and its Representatives to provide them with any information used in preparing such statement of Closing Cash. Within 15 days following the Closing, the Buyer shall pay to the Seller by wire transfer of United States Dollars in immediately available funds to such account as may be designated in writing by the Seller at least two Business Days prior thereto, an amount equal to the Closing Cash. Any dispute with respect to the calculation of Closing Cash shall be submitted to the Independent Accounting Firm for resolution in accordance with the procedures set forth in Section 2.5(c).
     Section 2.6 Purchase Price Allocation. The sale and purchase of the Equity Interests shall be treated for United States federal and state income tax purposes as the sale and purchase of the assets of the Company and no party hereto or any Affiliate thereof shall take any position inconsistent with such treatment. The Seller and the Buyer agree that the final Purchase Price (and any assumed liabilities as determined for United States federal income tax purposes) will be allocated among the assets of the Company for all United States Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. No later than one-hundred and twenty (120) days after the Closing Date, the Buyer shall prepare and deliver to the Seller for the Seller’s review and approval, a copy of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the final Purchase Price (and any assumed liabilities as determined for United States federal income tax purposes) among the Company’s assets. The Buyer shall prepare and deliver to the Seller, from time to time, for the Seller’s review and approval revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to reflect any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). If the Buyer and the Seller agree on the allocation of the final Purchase Price (and any assumed liabilities as determined for United States federal income tax purposes) within thirty (30) days after the delivery of the Asset Acquisition

Statement or the Revised Statements, as the case may be (which shall be evidenced by an Asset Acquisition Statement or the Revised Statements signed by each of the Buyer and the Seller), the Buyer, the Seller and their Affiliates shall file all Tax Returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith. In the event that the Buyer and the Seller are unable to agree on such allocation within thirty (30) days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, such disagreement shall be referred to the Independent Accounting Firm in accordance with the procedures set forth in Section 2.5(c). The decision of the Independent Accounting Firm shall be binding on the parties and the Buyer, the Seller and their Affiliates shall file all Tax Returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith unless otherwise required by Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     The Seller hereby represents and warrants to the Buyer as follows:
     Section 3.1 Organization. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all necessary organizational power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.
     Section 3.2 Authority. The Seller has the requisite organizational power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller of this Agreement and the Escrow Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Escrow Agreement will be at or prior to Closing, duly executed and delivered by the Seller. This Agreement constitutes, and the Escrow Agreement will constitute when so executed and delivered, the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery, and performance by the Seller of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

               (i) conflict with or violate the organizational documents of the Seller;
               (ii) conflict with or violate any Law or Order applicable to the Company, its subsidiaries or the Seller or by which any property or asset of the Company, its Subsidiaries or the Seller is bound or affected; or
               (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination or acceleration of any obligation under, or result in the creation of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries, or require any consent of any Person pursuant to, any Lease, Material Contract (as defined below) or material Permit;
except, in the case of clause (ii) or (iii), as set forth in Schedule 3.3(a) of the Disclosure Schedules and for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or the Seller.
          (b) The Seller is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority or Person in connection with the execution, delivery, and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except (i) as set forth in Schedule 3.3(b) of the Disclosure Schedules, (ii) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) for such notices and consents required to be made to the lenders under the Credit Facilities or (v) where failure to seek or obtain such authorization, approval, order, permit or consent, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.
     Section 3.4 Equity Interests. The Seller is the record and beneficial owner of the Equity Interests. The Seller has the right, authority, and power to sell, assign, and transfer the Equity Interests that it owns to the Buyer. Upon delivery to the Buyer of the Equity Interests at the Closing (if certificated), the Buyer’s payment of the Purchase Price, and registration of the Equity Interests in the name of the Buyer in the records of the Company, the Buyer shall acquire good and valid title to the Equity Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer and restrictions on transfers imposed by applicable securities Laws.
     Section 3.5 Brokers. Except for Lazard Frères & Co. LLC, the fees of which will be paid by the Seller, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
     Section 3.6 Litigation. Except as set forth in Schedule 3.6 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Seller, threatened in writing against the Seller, or to which the Seller is otherwise a party relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.
     Section 3.7 Value Creation Awards. EPC has granted awards under the EaglePicher Corporation Value Creation Transaction Bonus Plan to certain employees of the Company. None of the Company or any of the Subsidiaries of the Company has and none of them shall have any obligations under the awards granted by EPC under the EaglePicher Corporation Value Creation Transaction Bonus Plan or, except as set forth on Schedule 3.7 of the Disclosure Schedules, any obligation under any other Non-Company Employee Plan.
     Section 3.8 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to the Buyer as follows:
     Section 4.1 Organization and Qualification.
          (a) Each of the Company and its Subsidiaries is (i) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 4.1(a) of the Disclosure Schedules, and has all necessary organizational power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified, licensed or registered as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification, licensing or registration necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
          (b) The Company has heretofore furnished to the Buyer a complete and correct copy of the certificate of formation and the limited liability company agreement or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such organizational documents are in full force and effect.
          (c) Except for the Canadian Subsidiary, there are no minute books, stock certificate books or stock transfer ledgers of the Company or its Subsidiaries.
     Section 4.2 Authority. The Company has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:
               (i) conflict with or violate the organizational documents of the Company or any of its Subsidiaries;
               (ii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or
               (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries, or require any consent of any Person pursuant to, any Lease, Material Contract or material Permit;
except, in the case of clause (ii) or (iii), as set forth in Schedule 4.3(a) of the Disclosure Schedules and for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.
          (b) The Company is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Person pursuant to a Material Contract or any Governmental Authority in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Schedule 4.3(b) of the Disclosure Schedules and for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) where failure to seek or obtain such authorization, approval, order, permit or consent, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.
     Section 4.4 Capitalization. The Company’s and each of its Subsidiaries’ authorized and outstanding equity interests are as set forth in Schedule 4.4 of the Disclosure Schedules and are owned of record by the holders as set forth on such schedule. All of the Company’s and the Subsidiaries’ issued and outstanding equity interests are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive right or similar right. The equity interests identified on Schedule 4.4 of the Disclosure Schedules constitute all of the issued and outstanding equity interests of the Company and its Subsidiaries. There are no outstanding obligations, options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any kind relating to the equity interests of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue or sell any equity interests of, or any other interest in, the Company or such Subsidiary. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem, or otherwise acquire any equity interests of the Company or such Subsidiary or to provide funds to, or make any investment in, any other Person. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company or its Subsidiaries may vote. Other than as set forth under the Credit Facilities, there are no voting trusts, irrevocable proxies or other Contracts in effect to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of any of the equity interests of the Company or its Subsidiaries.
     Section 4.5 Equity Interests.
          (a) Except for the Subsidiaries set forth in Schedule 4.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership, or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership, or similar interest in any Person.
          (b) Schedule 4.5 of the Disclosure Schedules sets forth the name of each Subsidiary of the Company, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, and the jurisdictions, if any, in which it is qualified to do business. Each such Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not have a Material Adverse Effect with respect to the Company. Each such Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. All such shares or other equity interests represented as being owned by the Company or any of its Subsidiaries are owned by them free and clear of any and all Encumbrances, except as set forth in the Credit Facilities or in Schedule 4.5 of the Disclosure Schedules.
     Section 4.6 Financial Statements; No Undisclosed Liabilities.
          (a) Copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2008 and November 30, 2009 (such November 30, 2009 balance sheet is referred to as the “Balance Sheet”), and the related unaudited consolidated statements of income of the Company and its Subsidiaries (collectively referred to as the “Financial Statements”), are attached hereto as Schedule 4.6(a) of the Disclosure Schedules.

Each of the Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries, (ii) has been prepared in accordance with GAAP as modified by the Specified Accounting Policies, in each case, applied consistently, and (iii) fairly presents, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.
          (b) The financial books, records and accounts of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP as modified by the Specified Accounting Policies, in each case, consistently applied.
          (c) There are no debts, liabilities, or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP as modified by the Specified Accounting Policies in a manner consistent with the manner in which GAAP and the Specified Accounting Policies were applied in the preparation of the Financial Statements, other than any such debts, liabilities, or obligations (i) reflected or reserved against on the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business, (iii) for Taxes or (iv) that are not material to the Company and its Subsidiaries.
          (d) Except as set forth in Schedule 4.6(d), neither the Company nor any Subsidiary has any obligation for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction.
          (e) The Company and its Subsidiaries are not required to comply, and are not in compliance, with the Sarbanes Oxley Act of 2002.
          (f) Except as set forth on Schedule 4.6(f) and pursuant to the Credit Facilities, none of the obligations of the type referred to in clauses (i) through (v) in the definition of “Indebtedness” of Persons (other than the Company or its Subsidiaries) is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrances on any property or asset of the Company or its Subsidiaries.
     Section 4.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business, except for activities in connection with the sale of the Company and the transactions contemplated by this Agreement, (b) there has not occurred any Material Adverse Effect with respect to the Company and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.
     Section 4.8 Compliance with Law; Permits.
          (a) Except as set forth in Schedule 4.8(a) of the Disclosure Schedules, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws. Except as set forth in Schedule 4.8(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received written notice that it is under investigation with respect to the violation of any Laws.
          (b) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Schedule 4.8(b) of the Disclosure Schedules sets forth all material Permits and each of the Company and its Subsidiaries is in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation, or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened in writing. A certificate of occupancy has been issued with respect to each Owned Real Property and Leased Real Property.
No representation or warranty is made under this Section 4.8 with respect to ERISA, taxes, or environmental matters, which are covered exclusively by Sections 4.10, 4.15, and 4.16, respectively.
     Section 4.9 Litigation. Schedule 4.9 of the Disclosure Schedules sets forth a list, as of the date of this Agreement and for 24 months prior thereto, of each Action (other than non-litigation matters brought by employees of the Company and its Subsidiaries) pending, resolved, settled or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. As of the date hereof, there is no Action by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing (or to the Knowledge of the Company, pending or threatened in writing, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company) that is material to the Company or would affect the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.9 of the Disclosure Schedules, the Company and its Subsidiaries are not subject to any Order and the Company and its Subsidiaries are not in breach or violation of any such Order in any material respect. Except as set forth on Schedule 4.9 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is engaged in any Action outside the ordinary course of business to recover monies due it or for damages sustained by it. There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or to which the Company is otherwise a party relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby.
     Section 4.10 Employee Benefit Plans.
          (a) Schedule 4.10(a) of the Disclosure Schedules sets forth a complete list of (i) all material “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other material employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any of its Subsidiaries that (i) are sponsored or maintained by the Company, (ii) are sponsored or maintained by or on behalf of a member of the Controlled Group of the Company or (iii) with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Schedule 4.10(a) of the Disclosure Schedules separately identifies each Employee Plan that is sponsored, maintained or entered into solely by the Company or its Subsidiaries (and not by EPC or its other Affiliates) (each, a “Company Employee Plan”), and each Employee Plan that is not a Company Employee Plan (each, a “Non-Company Employee Plan”).
          (b) Copies of the following materials have been delivered or made available to the Buyer: (i) all plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, and (iv) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan.
          (c) Each Employee Plan is being and has been maintained in all material respects in accordance with its terms, any applicable collective bargaining agreement and the requirements of all applicable Law. The Company has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan. No Action (other than claims for benefits in the ordinary course) or investigation is pending or, to the Knowledge of the Company, threatened (i) with respect to any Employee Plan that could result in liability of the Company or its Subsidiaries or (ii) with respect to any Company Employee Plan. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or its Subsidiaries.
          (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been either determined by the IRS to be so qualified or submitted for such determination, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
          (e) Neither the Company nor any member of the Controlled Group currently has, and at no time since August 1, 2006 has had, an obligation to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Any liability under Title IV of ERISA that the Company or any member of its Controlled Group has incurred with respect to any “multiemployer plan” or “multiple employer plan” has been satisfied in full.
          (f) Neither the Company nor any member of the Controlled Group has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Company or any of its Subsidiaries of incurring any such liability or failure. Each Employee Plan to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA. Schedule 4.10(f) of the Disclosure Schedules identifies the funded status of each EPT Pension Plan for financial accounting purposes (on a FAS 158 basis) as of October 31, 2009. No EPT Pension Plan currently is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or currently subject to the limitations of Section 436 of the Code. No Employee Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Employee Plan, nor has any lien in favor of any Employee Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA. Neither the Company nor any member of the Controlled Group has been required to provide security to any defined benefit pension plan pursuant to Section 412(c)(4) or 436 of the Code or Section 306 or 307 of ERISA. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would to the Knowledge of the Company reasonably be expected to constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Employee Plan.
          (g) Except as would not result in liability to the Company or any of its Subsidiaries, with respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
          (h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
          (i) With respect to any insurance policy providing funding for benefits under any Company Employee Plan (but, excluding, for the avoidance of doubt, any workers’ compensation insurance), (i) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding.

          (j) No Company Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.
          (k) Except as set forth in Schedule 4.10(k) of the Disclosure Schedules, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due from the Company or any of its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.
          (l) None of EPC, the Company or their respective Affiliates and Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Plans, or to make any amendments to any of the Employee Plans.
          (m) Subject to the terms of any collective bargaining Contract with the Company, the plan sponsor has reserved all rights necessary to amend or terminate the Employee Plans that provide medical, dental or vision benefits without the consent of any other person.
          (n) The Company is not a party to any Contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
          (o) The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States. Each Foreign Plan complies with all applicable Law (including applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects. The Financial Statements accurately reflect the Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied. All contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing. All Foreign Plans that are required to be funded by applicable Law are fully funded (or appropriate accruals are reflected in the Balance Sheet) and in good standing with such Governmental Authorities as may be relevant and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received from any such Governmental Authorities. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened in writing with respect to the Foreign Plans (other than routine claims for benefits). There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Plan which could have a material adverse effect on (1) any Foreign Plan or (2) the condition of the Company or any of its Subsidiaries.

     Section 4.11 Labor and Employment Matters. Except as set forth on Schedule 4.11(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizing activities or additional collective bargaining arrangements with respect to any Company Employee pending or under discussion with any labor organization or group of Company Employees. During the past three years there has been no strike, slowdown, work stoppage, or lockout affecting the Company or any of its Subsidiaries (except as set forth on Schedule 4.11(b) of the Disclosure Schedules) and, to the Knowledge of the Company, during such time no strike, slowdown, work stoppage or lockout has been threatened in writing by the union representing Company Employees. Neither the Company nor any of its Subsidiaries has materially breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining or union Contract. Except as set forth on Schedule 4.11(c) of the Disclosure Schedule, there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries, and to the Knowledge of the Company, none are threatened in writing by the union representing Company Employees. Except as set forth on Schedule 4.11(d), to the Knowledge of the Company, there are no pending investigations into the Company’s employment practices.
     Section 4.12 Insurance. Schedule 4.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company and its Subsidiaries. All insurance policies in force with respect to the Company and its Subsidiaries (the “Insurance Policies”) provide insurance in such amounts and against such risks as the management of the Company has reasonably determined to be prudent in accordance with industry practice. The Company has heretofore provided the Buyer with a brief summary of the coverage and terms of each such material policy including the policy name, policy number, carrier, term and type and amount of coverage. Subject to Section 6.17, none of such insurance will remain in effect with respect to the Company and its Subsidiaries following the Closing.
     Section 4.13 Real Property.
          (a) Schedule 4.13(a) of the Disclosure Schedules lists the street address and tax identification number of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Company or its Subsidiaries have good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 4.13(a) of the Disclosure Schedules: (i) neither the Company nor any Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or portion thereof, (ii) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
          (b) Schedule 4.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property pursuant to the applicable leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Lease is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to each Leased Real Property, except as disclosed on Schedule 4.13(b) of the Disclosure Schedules: (i) neither the Company nor any of its Subsidiaries, and to Knowledge of Seller, no lessor with respect to any Lease, is in material default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice or passage of time or both, would constitute a breach or default under any Lease, (ii) neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or portion thereof, (iii) neither the Company nor any of the Subsidiaries have collaterally assigned or granted any other security interest in such Lease or any interest therein (except as required under the Credit Facilities), (iv) the Company has delivered a true and complete copy of all Leases pertaining to the Leased Real Property to the Buyer, and no Leases have been modified, extended, renewed or assigned to any Person since the date of such delivery and (v) neither the Company nor any of its Subsidiaries has paid a security deposit.
          (c) Except as set forth in Schedule 4.13(c) of the Disclosure Schedules, all of the Real Property is in good condition and repair (subject to normal wear and tear) and is sufficient for the operation of the Real Property and the Business as currently conducted. To the Knowledge of the Seller, there are no material (i) defects in, (ii) mechanical failures of, or (iii) damages to the Real Property. None of the Company or its Subsidiaries has received written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of the Real Property.
          (d) The conveyance of the Transferred Real Property will not violate or conflict with the terms of any options, rights of first offer, rights of first refusal or other agreements affecting the Transferred Real Property.
     Section 4.14 Intellectual Property.
          (a) Schedule 4.14(a) of the Disclosure Schedules sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, a true and complete list of all of the following Company Intellectual Property: Patents, registered Trademarks and applications therefor, registered Copyrights and applications therefor, and Domain Names. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Intellectual Property that are currently due have been paid in full in a timely manner to the proper Governmental Authority, and except as set forth on Schedule 4.14(a), no such fees are expected to be due within the four month period following the date of this Agreement. All Company Intellectual Property required to be listed on Schedule 4.14(a) is in full force and effect, is owned beneficially and of record solely by the Company or its Subsidiaries and, to the Knowledge of the Company, is enforceable. The Company Intellectual Property is owned by the Company and/or its Subsidiaries free from any Encumbrances other than Permitted Encumbrances.

          (b) Except for any fees payable to a Governmental Authority to issue, register or maintain any of the Company Intellectual Property listed on Schedule 4.14(a) and for any payments required pursuant to a Material Contract or COTS Software licensed by the Company or any Subsidiary, no payment is required to be made to any Person for ownership or use of any Intellectual Property (other than Patents) and, to the Knowledge of the Company, Patents used by the Company or any of its Subsidiaries. Except as set forth in a Material Contract, neither the Company nor any of its Subsidiaries has licensed or otherwise granted any right to any Person under any Company Intellectual Property or otherwise agreed not to assert rights in any Company Intellectual Property against any Person. Except as set forth in a Material Contract or a license of COTS Software, neither the Company nor any of its Subsidiaries has been licensed or otherwise granted any rights to any Intellectual Property of any Person.
          (c) All consultants or contractors of the Company or any of its Subsidiaries (other than a consultant or contractor that has granted a license to the Company or any such Subsidiary pursuant to a Material Contract) have executed and delivered valid, written instruments that assign to the Company or one of its Subsidiaries all rights to any Intellectual Property that is used or held for use in the current conduct of the Business, including currently under development by the Company or any of its Subsidiaries and that was conceived, reduced to practice, created or otherwise developed in the course of performing services for the Company or its Subsidiaries that were generally intended to create Intellectual Property, including services such as software development, materials design, and chemical processing design. All employees of the Company or any of its Subsidiaries who participated in the conception, reduction to practice, creation or development of Intellectual Property that is used or held for use in the current conduct of the Business, including currently under development by the Company or any of its Subsidiaries were employees of the Company or such Subsidiary at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company or its Subsidiaries. No director, officer, equityholder, employee, consultant, contractor, agent or other Representative of Seller, the Company or any of its Subsidiaries owns, nor, to the Knowledge of the Company, claims any rights in any Intellectual Property owned or used by the Company or any of its Subsidiaries (other than a consultant or contractor that has granted a license to the Company or any such Subsidiary pursuant to a Material Contract or to COTS Software).
          (d) The Company or its Subsidiaries have entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to confidential Company Intellectual Property, including the Trade Secrets, to protect the confidentiality and value thereof, and, to the Knowledge of the Company, there has not been any breach by any of the foregoing to any such agreement. The Company and each of its Subsidiaries have taken commercially reasonable measures commensurate with industry standards to maintain the confidentiality thereof and in each such case using not less than a reasonable degree of care under the circumstances.
          (e) Since August 1, 2006, no written claim has been asserted against the Company or any of its Subsidiaries or, to the Knowledge of the Company, is currently threatened against the Company or any of its Subsidiaries, alleging that the use or exploitation by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries infringes the Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries infringes, misappropriates or otherwise violates or conflicts with, nor have any of them infringed, misappropriated or otherwise violated or conflicted with, in any material respect, any Intellectual Property of any other Person (including the Seller or any of its Affiliates). To the Knowledge of the Company, none of the Company Intellectual Property is being infringed, misappropriated or otherwise violated by any other Person (including the Seller or any of its Affiliates) in any material respect. Since August 1, 2006, neither the Seller, the Company nor any of its Subsidiaries has received or requested and not received any opinions of patent counsel concerning the risk that the operation of the Business (or any portion thereof) infringes the Patents of any other Person.
          (f) Since August 1, 2006, there has been no Action pending, or to the Knowledge of the Company, threatened in writing, whether or not resolved or settled, that (i) challenges the rights of the Company or any of its Subsidiaries in respect of any Intellectual Property or (ii) asserts that the Company or any of its Subsidiaries is, was or will be infringing, misappropriating or otherwise violating or in conflict with any Intellectual Property, or is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property. None of the Company Intellectual Property is the subject of any order, decree or injunction of any Governmental Authority, and neither the Company nor any of its Subsidiaries has been the subject of any order, decree or injunction of any Governmental Authority in respect of any other Person’s Intellectual Property, in each case, of which the Company or any of its Subsidiaries have been given notice.
          (g) All data and personal information used or maintained by the Company or any of its Subsidiaries has been collected, maintained, used and transferred in all material respects in accordance with applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in accordance with all applicable Laws. No Person has claimed any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal data or information, and, to the Knowledge of the Company, no facts or circumstances exist that might give rise to such a claim.
          (h) Except (i) for the inventions covered by Patents which were developed using government funds and (ii) for Technical Data and Computer Software the development of which was accomplished, in whole or in part, with government funds, to the Knowledge of the Company, no Governmental Authority, educational institution or non-profit entity provided any funding for or facilities or equipment used in the conception, reduction to practice, creation or development of any of the Company Intellectual Property nor does any Governmental Authority, educational institution or non-profit entity claim or have a right to claim any ownership, right to practice or other interest in any of the Company Intellectual Property. Except as described on Schedule 4.14(h) of the Disclosure Schedules and to the Knowledge of the Company, no employee or contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the conception, reduction to practice, creation or development of any of the Company Intellectual Property was performing services for any Governmental Authority, educational institution or non-profit entity during such time as such employee or contractor was providing services on behalf of or to the Company or its Subsidiaries.

          (i) Except as described on Schedule 4.14(i) of the Disclosure Schedules, all Information Systems used by the Company or any of its Subsidiaries in the conduct of the Business (other than any back-up storage maintained by the vendors listed on Schedule 4.14(i) of the Disclosure Schedules in the ordinary course) are owned, controlled and operated by the Company or its Subsidiaries, are not dependent upon any Information System of any other Person and are sufficient for the conduct of the Business as currently conducted. The Company and its Subsidiaries use commercially reasonable means commensurate with industry standards to protect the security and integrity of all Information Systems used by the Company and its Subsidiaries. All Information Systems used or held for use in the current conduct of the Business are fully operational.
     Section 4.15 Taxes.
          (a) The Company and each of its Subsidiaries are entities that are disregarded for purposes of United States federal and applicable state income Tax purposes and have not made any filing with any Governmental Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.
          (b) The Company and each of its Subsidiaries (other than the Canadian Subsidiary) have timely filed (or have had timely filed on their behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by each of them (taking into account for this purpose any extensions), and such Tax Returns are complete and accurate in all material respects.
          (c) The Company, its Subsidiaries (other than the Canadian Subsidiary) and the Seller have withheld or collected all Taxes that the Company, such Subsidiary and the Seller have been required to withhold or collect with respect to the Company and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.
          (d) There are no written claims by any Governmental Authority in a jurisdiction where the Seller and the Company do not file Tax Returns that the Company or any of its Subsidiaries (other than the Canadian Subsidiary) may be subject to taxation by that jurisdiction.
          (e) The Seller, its Affiliates and the Company have timely paid, or have caused to be timely paid, all Taxes that include or relate to the Company, the Company’s assets and the operation of the Company’s business that will have been required to be paid on or prior to the Closing Date, the nonpayment of which could result in an Encumbrance on any asset of the Company, could have an adverse effect on the Buyer’s ability to conduct the Business or could result in the Buyer becoming liable or responsible therefor.
          (f) Neither the Company nor any of its Subsidiaries (other than the Canadian Subsidiary) is a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes.
          (g) All Returns required to be filed with any taxing authority with respect to any Pre-Closing Tax Period by or on behalf of the Canadian Subsidiary, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable

Laws. The information contained in such Returns is correct and complete in all material respects and such Returns reflect accurately in all material respects all liability for Taxes of the Canadian Subsidiary for the periods covered thereby.
          (h) All Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Canadian Subsidiary. The Canadian Subsidiary is not currently a beneficiary of any extension of time within which to file any Return.
          (i) All Taxes owed by the Canadian Subsidiary (whether or not shown as due and payable on any Return) have been timely paid to the appropriate taxing authority. Except as set forth on Schedule 4.15(i) of the Disclosure Schedules, the Canadian Subsidiary has not received any refund of Taxes to which it is not entitled.
          (j) The Canadian Subsidiary has withheld and timely remitted to the appropriate taxing authority all Taxes required by applicable Law to have been withheld and remitted by it on account of Taxes.
          (k) Since August 1, 2006, no Return of the Canadian Subsidiary with respect to any Pre-Closing Tax Period has been audited by any Governmental Authority.
          (l) The Canadian Subsidiary has not granted, or has not had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Return or within which any Tax may be assessed, reassessed or collected by any Governmental Authority, which period (after giving effect to such extension or waiver) has not yet expired.
          (m) There is no proceeding, claim, audit or other Action pending or to the Knowledge of the Company threatened in writing against or with respect to the Canadian Subsidiary in respect of any Tax.
          (n) There are no liens for Taxes upon the assets or properties of the Canadian Subsidiary, except for Permitted Encumbrances.
          (o) The Canadian Subsidiary has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Canadian Subsidiary was the parent. The Canadian Subsidiary has no liability for the Taxes of any Person (other than the Canadian Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
          (p) Schedule 4.15(p) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Canadian Subsidiary.

          (q) The Canadian Subsidiary has not received notice of any claim by a Governmental Authority in a jurisdiction where the Canadian Subsidiary does not file Returns that it is or may be subject to taxation by that Governmental Authority.
          (r) The Canadian Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Governmental Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) pursuant to Section 108(i) of the Code as a result of the discharge of any indebtedness on or prior to the Closing Date.
          (s) The Canadian Subsidiary is not a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.
          (t) The Canadian Subsidiary has not distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
          (u) The Canadian Subsidiary has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (v) The Canadian Subsidiary has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
          (w) There are no circumstances existing which could result in the application of section 17, section 78 or sections 80 to 80.04 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial Law, to the Canadian Subsidiary. The Canadian Subsidiary has not claimed nor will it claim any reserve under any provision of the Income Tax Act (Canada), or any equivalent provincial provision, if any amount could be included in the income of the Canadian Subsidiary for any period ending after the Closing Date.
          (x) The Canadian Subsidiary has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada), for all transactions between the Canadian Subsidiary, on the one hand, and any non-resident Person with whom the Canadian Subsidiary was not dealing at arm’s length, for the purposes of the Income Tax Act (Canada), on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date.
          (y) The Equity Interests are not “taxable Canadian property” as defined in subsection 248(1) of the Income Tax Act (Canada).

     Section 4.16 Environmental Matters.
          (a) Except as set forth in Schedule 4.16(a) of the Disclosure Schedules:
               (i) the Company and its Subsidiaries are, and since July 31, 2006 have been, in compliance in all material requests with all applicable Environmental Laws and have obtained and are, and since July 31, 2006 have been, in compliance in all material requests with all Environmental Permits;
               (ii) there are no written claims pursuant to any Environmental Law pending or to the Knowledge of the Company threatened against the Company or its Subsidiaries;
               (iii) there is no condition at the Leased Real Property, the Owned Real Property or any other real property at which, to the Knowledge of the Company, there has been any treatment, storage or disposal of any Hazardous Material generated by the Company or any of its Subsidiaries that could reasonably be expected to give rise to any material liability, obligation or requirement under any applicable Environmental Law on the part of the Company or any of its Subsidiaries;
               (iv) the Company and its Subsidiaries have not undertaken or assumed any liabilities, responsibilities or obligations, including any investigation, corrective or remedial obligation, under any Environmental Law;
               (v) Schedule 4.16(a)(v) of the Disclosure Schedules sets forth a true and complete list of all Environmental Permits held by the Company or any of its Subsidiaries; and
               (vi) neither this Agreement nor the transactions contemplated hereby will result in any material requirement for disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Authority or third party, with respect to the Leased Real Property or the Owned Real Property pursuant to any Environmental Laws, including any so-call “property transfer law;” and
               (vii) Seller has made available to Buyer true and complete copies of any material audit, report, assessment, study, analysis or evaluation regarding the compliance of the Company or any of its Subsidiaries with any applicable Environmental Laws since July 31, 2006 or the responsibilities, obligations or liability of the Company or any of its Subsidiaries under any applicable Environmental Laws since July 31, 2006.
          (b) The representations and warranties contained in this Section 4.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.
          (c) For purposes of this Agreement:

               (i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of human health and safety or the environment or omissions, discharges, releases, manufacturing, processing, use, treatment, storage, disposal, transport, handling of any Hazardous Material.
               (ii) “Environmental Permits” means all Permits under any Environmental Law.
               (iii) “Hazardous Material” means (1) toxic mold, radiation or radioactive material, (2) any substance that is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, leaded paints or radon, (3) any chemical, pollutant, contaminant, hazardous waste, or toxic substance that requires removal or remediation or other treatment under any applicable Environmental Laws, or (4) any substance that is regulated or is defined as a “special waste,” “toxic waste,” “hazardous waste” or “hazardous substance” under any applicable Environmental Law.
     Section 4.17 Material Contracts.
          (a) For purposes of this Section 4.17, Material Contracts do not include Government Contracts. Schedule 4.17 of the Disclosure Schedules lists each of the following written Contracts and agreements of the Company and its Subsidiaries (such Contracts and agreements as described in this Section 4.17(a) being “Material Contracts”):
               (i) all Contracts or agreements that provide for payment or receipt by the Company or any of its Subsidiaries of more than $1,000,000 over the life of such Contract or agreement, including any such Contracts and agreements with customers or clients;
               (ii) all Contracts and agreements relating to Indebtedness or the guarantee or repayment of such Indebtedness;
               (iii) all Contracts and agreements that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or not to solicit or hire any Person;
               (iv) all joint venture, partnership, or similar agreements or arrangements;
               (v) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company or its Subsidiaries at will or by giving notice of 30 days or less;
               (vi) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise and providing for payment by the Company or applicable Subsidiary in excess of $1,000,000;
               (vii) all security agreements or other agreements pursuant to which any lien, security interest or similar Encumbrance is created with respect to the Company or its

Subsidiaries or any of their respective assets as security for its obligations with respect to borrowed money in an amount in excess of $500,000;
               (viii) all Contracts providing for the employment of any Person;
               (ix) all Contracts entered into other than in the ordinary course of business with any Affiliate of the Company or any of its Subsidiaries;
               (x) all Contracts containing a “most favored nation” pricing agreement; and
               (xi) all Contracts (other than Contracts licensing COTS Software or having aggregate fees payable under the existing term of not more than $10,000) wherein the Company or any of its Subsidiaries is the recipient of a license, covenant not to sue or assert, or immunity from suit under any Intellectual Property of any other Person;
               (xii) all Contracts (other than Contracts granting nonexclusive licenses to customers in the ordinary course of business) wherein the Company or any of its Subsidiaries grants a license, covenant not to sue or assert, or immunity from suit under any Intellectual Property; and
               (xiii) any other Contract or agreement that is material to the Company and its Subsidiaries, taken as a whole.
     There are no oral understandings or arrangements with any person that are material to the Company and its Subsidiaries, taken as a whole, other than such oral understandings or arrangements in the ordinary course of business that would not be required to be disclosed on Schedule 4.17 of the Disclosure Schedules. Each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The Company has provided to the Buyer true and complete copies of each Material Contract, as amended through the date hereof. With respect to the Material Contracts listed on Schedule 4.17 (or required to be listed on Schedule 4.17): (i) the Company or the applicable Subsidiary, and to the Knowledge of the Company, all other parties to such Material Contract, have complied in all material respects with such Material Contract and (ii) no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Company, threatened in writing to terminate, cancel or not renew any Material Contract.
     Section 4.18 Government Contracts.
          (a) Schedule 4.18(a) of the Disclosure Schedules lists each of the Government Contracts of the Company and its Subsidiaries under which performance is ongoing that provides for receipt by the Company of more than $1,000,000 per year.

          (b) Each Government Contract under which performance is ongoing is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. The Company entered into each Government Contract under which performance is ongoing in the ordinary course of business consistent with past practice and, based upon assumptions that the Company believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. The Company has provided to the Buyer true and complete copies of each Government Contract of the Company and its Subsidiaries under which performance is ongoing that provides for receipt by the Company of more than $1,000,000 per year, as amended through the date hereof.
          (c) Since August 1, 2006, with respect to each executory Government Contract (as defined below) or outstanding Bid to which the Company or any of its Subsidiaries is a party:
               (i) the Company and each of its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid;
               (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party, is in material breach, default or violation (and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any material term, condition or provision of any Government Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound;
               (iii) the Company and each of its Subsidiaries has complied in all material respects with all material requirements of any statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid;
               (iv) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications;
               (v) except as set forth in Schedule 4.18(c) of the Disclosure Schedules, neither the U.S. Government, nor any prime contractor, subcontractor or other Person, has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has materially breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement;
               (vi) no termination notice has been issued, and no cure notice or show cause notice has been issued and not resolved or cured; and

               (vii) none of the Company’s Government Contracts was awarded pursuant to the Small Business Innovative Research program or any small business set-aside program administered by the Small Business Administration or as a result of the Company’s “small business” or other preferred status under applicable Law.
               (vii) For purposes of this Section 4.18 (c), “executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate.
          (d) Neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’ directors, officers or employees is (or for the last three years has been) convicted or had a civil judgment rendered against them, or under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation for fraud or a criminal offense or with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; or (ii) since August 1, 2006, neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’ directors, officers or employees has initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in subsection (i) above or any other material damages, assessment of penalties, recoupment or offset of payment or disallowance of cost.
          (e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees is (or at any time during the last three years has been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting and has had no suspension or debarment action commenced against them. Neither the Company nor any Subsidiary has, within the past three years, been terminated for default under any Government Contract. Since August 1, 2006, no Governmental Authority nor any prime contractor or subcontractor has asserted any demand, claim, or any other action for relief nor initiated any dispute proceeding against the Company for an amount that would be reasonably expected to be material to the Company, and neither the Company nor any of its Subsidiaries has asserted any claim or any other action for relief nor initiated any dispute proceeding against any Governmental Authority, prime contractor, or subcontractor for an amount that would be reasonably expected to be material to the Company.
          (f) Except as disclosed in Schedule 4.18(f) of the Disclosure Schedules, the Company and its Subsidiaries have not been found to be in violation of, nor are there any allegations, or ongoing or expected investigations regarding compliance with, the Truth in Negotiations Act, the Cost Accounting Standards, the Anti-Kickback Act, the Davis-Bacon Act, the Service Contract Act of 1965, the Federal Procurement Integrity Act, or any other Laws addressing gratuities to and/or bribery of federal officers.
          (g) The Company and its Subsidiaries have not been found to be in violation of, nor are there any ongoing or expected investigations regarding compliance with, the National

Industrial Security Program Operating Manual or any Laws dealing with safeguarding, controlling and disclosing classified information.
          (h) The Company and its Subsidiaries have not assigned any of their claims, rights to receive value, or other interests under any Government Contract pursuant to the Assignment of Claims Act (31 U.S.C. § 3727), as amended, or otherwise, except as required by the Credit Facilities.
          (i) Except for (i) the inventions covered by Patents which were developed using government funds and (ii) Technical Data and Computer Software the development of which was accomplished, in whole or in part, with government funds, no Governmental Authority is currently entitled to claim any rights (including license rights) in: (A) any “Technical Data” (as defined below) included in any of the Company Intellectual Property used or held for use in the current conduct of the Business, other than “Limited Rights” (as defined below); (B) any “Computer Software” (as defined below) included in the Company Intellectual Property used or held for use in the current conduct of the Business, other than “Restricted Rights” (as defined below); (C) any patents or patentable invention included in the Company Intellectual Property used or held for use in the current conduct of the Business or (D) any copyright included in the Company’s Intellectual Property used or held for use in the current conduct of the Business. The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms “Restricted Rights” and “Computer Software” have the meanings set forth at 48 C.F.R. 252.227-7014.
     Section 4.19 Export Controls. Except as set forth on Schedule 4.19 of the Disclosure Schedules, each of the Company and its Subsidiaries is now, and since August 1, 2006 has been, in material compliance with all applicable Laws concerning the exportation of products, technology, technical data and services, including all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 1778), the International Traffic in Arms Regulations, the Export Administration Regulations, the Laws implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury and the equivalent Laws in any jurisdiction in which each of the Company or its Subsidiaries operates.
     Section 4.20 Brokers. The Buyer shall not be obligated to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.
     Section 4.21 Sufficiency of Assets. The Company and its Subsidiaries are the only entities through which the Seller and EPC conduct their business of providing technologically advanced products and solutions for critical energy storage applications in the aerospace, defense and medical markets (the “Business”). Except as set forth in Schedule 4.21 of the Disclosure Schedules, the assets and properties, tangible and intangible, currently owned, leased or licensed by the Company and its Subsidiaries or supplied by customers to the Company and its Subsidiaries in the ordinary course of business constitute all of the assets and properties that are necessary to conduct the business currently conducted by the Company and its Subsidiaries immediately after the Closing in the same manner in all material respects as such business was conducted by Seller immediately prior to the Closing.

     Section 4.22 Product Warranty; Product Liability.
          (a) Except as set forth on Schedule 4.22(a) of the Disclosure Schedules, all of the products manufactured, sold, leased, or delivered by the Company and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all warranties applicable to such products. Except for the warranties described on Schedule 4.22(a), there are no warranties of the Company or its Subsidiaries outstanding as of November 30, 2009 with more than two years of warranty coverage remaining to third parties in respect of the Business, including the Business’ products and services.
          (b) Except as set forth on Schedule 4.22(b) of the Disclosure Schedules, there is no material liability of the Company or its Subsidiaries arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold or services rendered by the Company or its Subsidiaries since August 1, 2006.
     Section 4.23 Banks; Power of Attorney. Schedule 4.23 of the Disclosure Schedules contains a complete and correct list of the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.23 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.
     Section 4.24 Inventories. The inventories of the Company and its Subsidiaries are in good and marketable condition, and are usable and of a quantity and quality saleable in the ordinary course of business subject to applicable reserves. The inventories of the Company and its Subsidiaries set forth in the Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP as modified by the Specified Accounting Policies in a manner consistent with the manner in which GAAP and the Specified Accounting Policies were applied in the preparation of the Balance Sheet. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in accordance with GAAP as modified by the Specified Accounting Policies in a manner consistent with the manner in which GAAP and the Specified Accounting Policies were applied in the preparation of the Balance Sheet. The inventories of the Company and its Subsidiaries constitute sufficient quantities for the operation of business in accordance with past practice.
     Section 4.25 Accounts and Notes Receivable and Payable
          (a) All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms. All accounts and notes receivable of the Company and its Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof (net of reserves), it being understood by Buyer that this representation is not a guarantee that such accounts and notes receivable will actually be collected by the Company and its Subsidiaries. All accounts and notes receivable arising after the date of the Balance Sheet are good and collectible at the aggregate recorded amounts thereof (net of reserves) it being understood by Buyer that this representation is not a guarantee that such accounts and notes receivable will actually be collected by the Company and its Subsidiaries. Except as set forth on Schedule 4.25 of the Disclosure Schedules, none of the accounts or the notes receivable of the Company or any of its Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.
          (b) All accounts payable of the Company and its Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.
     Section 4.26 Related Party Transactions. There are no Leases, Contracts, agreements or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand (excluding (i) Leases or Contracts wholly between the Subsidiaries of the Company or between the Company and one or more of its Subsidiaries, and (ii) with respect to Company employees, those relating to employment) other than the agreements listed in Schedule 4.26 of the Disclosure Schedules. No officer or director (or any member of such director’s or officer’s immediate family), equityholder, partner or member of the Company or any of its Subsidiaries (“Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to (in either case, other than amounts owed in the ordinary course of business in respect of business expenses), or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, and (iii) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of less than 5% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.26.
     Section 4.27 Customers and Suppliers.
          (a) Schedule 4.27 of the Disclosure Schedules sets forth a list of the ten largest customers and the ten largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the twelve (12) month period ended November 30, 2008 and November 30, 2009 showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.
          (b) Since January 1, 2009, no customer or supplier listed on Schedule 4.27 of the Disclosure Schedules has terminated its relationship with the Company or any of its Subsidiaries (other than the expiration or non-renewal of purchase orders and contract programs, in each case, in the ordinary course of business). To the Knowledge of the Company, no customer or supplier listed on Schedule 4.27 of the Disclosure Schedules has notified the Company or its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries or materially reduce or change the pricing or other terms of its business with the Company or any of its Subsidiaries, other than such changes in the ordinary course of business.

     Section 4.28 Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article IV and the Disclosure Schedules, and the Company hereby disclaims any such other representations or warranties.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller and the Company as follows:
     Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.
     Section 5.2 Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been and the Escrow Agreement will be at or prior to the Closing duly and validly executed and delivered by the Buyer. This Agreement constitutes and the Escrow Agreement when so executed and delivered will constitute the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 5.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery, and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:
               (i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;
               (ii) conflict with or violate any Law or Order applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
               (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), as set forth in Schedule 5.3(a) and for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Buyer or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
          (b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit, or consent of or with any Person pursuant to a material Contract of the Buyer or any Governmental Authority in connection with the execution, delivery, and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings, authorizations, permits or consents of or any Governmental Authority required under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) where failure to seek or obtain such authorization, approval, order, permit or consent, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Buyer.
     Section 5.4 Financing. The Buyer has, or shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Purchase Price.
     Section 5.5 Brokers. Except for Hill Street Capital, the fees of which will be paid by the Buyer, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
     Section 5.6 Investment Intent. The Buyer is acquiring the Equity Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.
     Section 5.7 Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own investigation, review, and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer with expert advisors that it has engaged for such purpose. The Buyer and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants, and other facilities, books, and records of the Company and its Subsidiaries. The Buyer is not relying on any statement, representation, or warranty, oral or written, express or implied, at law or in equity, in respect of the Business, the Company and its Subsidiaries and their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) made by the Seller or the Company or any of their respective Affiliates or Representatives, except as expressly set forth in this Agreement. No officer, agent, representative or employee of the Seller, the Company or any of their Subsidiaries has any authority, express or implied to make any representations, warranties or agreements not expressly set forth in this Agreement and subject to the limited remedies specified herein. Neither the Seller nor the Company nor any of their respective Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents, or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions, or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Seller nor the Company nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any, projections, or forecasts involving the Company and its Subsidiaries. The Buyer acknowledges that there are inherent uncertainties in attempting to make such, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such projections or forecasts (including the reasonableness of the assumptions underlying any such projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, on an “as is” and “where is” basis, except as expressly set forth in this Agreement.
     Section 5.8 U.S. Controlled Entity The Buyer is an entity the majority ownership of which is, and the control of which is, by citizens of the United States of America or corporations or other organizations incorporated or organized under the laws of a state of the United States whose business is administered principally in the United States. Neither the consummation of this Agreement nor the other transactions contemplated hereby will be the basis for a voluntary notification to or an involuntary review by the Committee on Foreign Investment in the United States in accordance with Exon-Florio. No foreign interests hold a majority (greater than fifty percent) or substantial minority interest in the Buyer, when considering the Buyer and its immediate, intermediate, and ultimate parent companies, if any. For purposes of this Section 5.8, a minority interest is substantial if it consists of greater than five percent of the common ownership interests or ten percent of the voting interests of the Buyer. The Buyer is not under foreign ownership, control or influence as set forth in the Department of Defense National Industrial Security Program Operating Manual.
     Section 5.9 Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened in writing against the Buyer, or to which the Buyer is otherwise a party relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement, as set forth in Schedule 6.1 of the Disclosure Schedules or unless the Buyer shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact in all material respects their business organization. Except as set forth in Schedule 6.1, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries will, and the Seller and EPC will cause them not to:
          (a) amend or otherwise change its certificate of formation or limited liability company agreement or equivalent organizational documents;
          (b) transfer, issue, sell or dispose of any limited liability company membership interests or shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities, or other rights of any kind to acquire any such interests or shares;
          (c) pledge or encumber any limited liability company membership interests or shares of capital stock of the Company or any of its Subsidiaries;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its limited liability company membership interests or capital stock or make any other change with respect to its capital structure;
          (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof, or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;
          (f) sell, lease, or otherwise dispose of any assets or properties other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;
          (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of its Subsidiaries;
          (h) incur, assume or guarantee (i) any Indebtedness in excess of $50,000 individually or $250,000 in the aggregate or (ii) any Leases required to be capitalized under GAAP;
          (i) pay, repay, discharge, purchase, repurchase, satisfy or amend the terms of any Indebtedness or other material Liability other than in the ordinary course of business;
          (j) subject any properties or assets to any Encumbrance other than Permitted Encumbrances;
          (k) enter into any Lease, Contract, agreement, or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such Leases, Contracts, agreements, or arrangements entered into in the ordinary course of business (including Leases, Contracts, agreements, or arrangements with customers, vendors, or clients);

          (l) terminate or materially amend any Material Contract, Lease or material Permit other than in the ordinary course of business;
          (m) authorize or make any capital expenditure (i) outside the ordinary course of business or (ii) not reflected in the capital budget of the Company attached as Schedule 6.1(m) of the Disclosure Schedules;
          (n) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;
          (o) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of material Intellectual Property;
          (p) settle or compromise any pending Action for an amount that could reasonably be expected to be greater than $500,000;
          (q) modify its credit or collection policies, procedures or practices, including acceleration of collections or receivables (whether or not past due);
          (r) fail to pay and discharge current liabilities within ninety (90) days of the due date thereof, except as permitted by their respective vendors, or where disputed in good faith;
          (s) (i) except as required by Law or by any Contract in existence on the date hereof (and a true and complete copy of which has been provided or made available to the Buyer prior to the date hereof): (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any base wages or salaries, any bonuses, incentives, severance pay, or other compensation, pension or other benefits payable or potentially available to any Company Employee, other than base wage or salary increases of no more than 3% for each Company Employee, effective as of March 1, 2010, resulting from the annual merit review and made in the ordinary course of business consistent with past practices of the Company, or (B) establish, adopt, increase or amend (or promise to take any such action(s)) any Company Employee Plan or any benefits potentially available thereunder; or (ii) hire any Company Employee or retain any independent contractor with an annual base salary or anticipated annual compensation over $150,000;
          (t) make any change in any method of accounting or accounting practice or policy, except as required by GAAP or, with respect to the Canadian Subsidiary, Canadian generally accepted accounting principles as in effect on the date hereof;
          (u) other than cash dividends, declare, set aside, make or pay any dividend or other distribution in respect of any limited liability company membership interest of, or other ownership interests in, the Company or any of its Subsidiaries;
          (v) enter into any Contract, understanding or commitment that by its terms restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons; or
          (w) enter into any Contract or agreement, including any collective bargaining agreement, pertaining to the Company or any of its Subsidiaries, with any labor organization.
     Section 6.2 Covenants Regarding Information.
          (a) From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books, and records of the Company and each of its Subsidiaries, and the Company and its Subsidiaries shall furnish the Buyer with such financial, operating, and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Company’s sole discretion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof or in compliance with Section 6.1 or (iii) relate to any consolidated, combined, or unitary Return filed by the Seller, the Company, or any of their Affiliates or any of their respective predecessor entities.
          (b) In addition to and not in limitation of the foregoing, each party shall cooperate with and make available to the other party and its Representatives, during normal business hours and upon reasonable notice, (i) all books, records and other documents related to the Company and its Subsidiaries, (ii) information related to the Company and its Subsidiaries and (iii) employees (without substantial disruption of employment), in each case retained and remaining in existence after the Closing which are necessary or useful in connection with any Return, Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation legal fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.
     Section 6.3 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions or obligations of, the parties hereto.

     Section 6.4 Intercompany Arrangements. Except for the Medical Reimbursement Obligation, all intercompany and intracompany accounts or Contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing. “Medical Reimbursement Obligation” means the obligation of the Company to promptly reimburse EPC, to the extent of the accrual (AC# 119000-02221; Other Accrued Liabilities-Accrued Medical Exp) reflected in Closing Working Capital as finally determined pursuant to Section 2.5, with respect to payments made by EPC to Cigna on the Company’s behalf under the EaglePicher Medical and Dental Plan.
     Section 6.5 No Solicitation.
          (a) If this Agreement is terminated prior to Closing, the Buyer will not, directly, or indirectly, for a period of two years thereafter, without the prior written consent of the Seller, solicit (other than a solicitation by general advertisement not specifically targeted at any such person) any person who is an employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or such Subsidiary, or hire any such person, provided that this restriction shall not apply to any individuals who are no longer employed by the Company or any of its Subsidiaries. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.5(a) may be inadequate, and that the Seller and the Company would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Company, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company.
          (b) From and after the Closing, the Seller will not, directly or indirectly, for a period of two years thereafter, without the prior written consent of the Buyer, solicit (other than a solicitation by general advertisement not specifically targeted at any such person) any person who is an employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or such Subsidiary, or hire any such person, provided that this restriction shall not apply to any individuals who are no longer employed by the Company or any of its Subsidiaries. The Seller agrees that any remedy at law for any breach by the Seller of this Section 6.5(b) may be inadequate, and that the Buyer and the Company would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Seller is too onerous and is not necessary for the protection of the Company, the Seller agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company.
     Section 6.6 Confidentiality.
          (a) The Buyer shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Seller in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The parties shall use any information regarding the employees, customers, directors, officers or shareholders of the Company and its Subsidiaries solely for the purposes of this Agreement.
          (b) For a period of four years after the Closing Date, EPC and each of its direct and indirect Subsidiaries, including the Seller, shall not, directly or indirectly, own, manage, engage in, operate, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business; provided, however, that the restrictions contained in this Section 6.6(b) shall not restrict the acquisition by EPC and each of its direct and indirect Subsidiaries, including the Seller, directly or indirectly, in the aggregate of less than 2% of the outstanding capital stock of any publicly traded company engaged in the Business.
          (c) Following the Closing Date, EPC and each of its direct and indirect Subsidiaries, including the Seller, shall not, directly or indirectly, use or disclose to any Person any Confidential Information (as defined below), other than disclosure to EPC’s and the Seller’s officers, directors and representatives solely in connection with EPC’s and the Seller’s performance of their respective obligations, or enforcement of their respective rights under this Agreement, the Escrow Agreement and the Transition Services Agreement. EPC and the Seller shall be responsible for any breach of this Section 6.6(c) by any such directors, officers or representatives. The Seller shall be permitted to disclose Confidential Information if and only to the extent disclosure thereof is required by applicable Law; provided, however, that in the event disclosure is so required, the Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 6.6(c), “Confidential Information” means any information with respect to the Company or any of its Subsidiaries, including trade secrets, technical information, including formulae, documentation, presentations, drawings, hardware, know-how, ideas, inventions, whether patentable or not, photographs, plans, procedures, processes (formulation or manufacturing), reports, research, samples, data, tests, test results, sketches, software, specifications, employee data and related employee information, business information, including supplier, customer and distributor names, marketing information, operations, plans, products, financial information, including pricing and other confidential information. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure or use not otherwise permissible hereunder.
          (d) The Seller agrees that any remedy at law for any breach by the Seller of this Section 6.6 may be inadequate, and that the Buyer and the Company would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Seller is too onerous and is not necessary for the protection of the Company, the Seller agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company.
     Section 6.7 Consents and Filings; Further Assurances.
          (a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications, and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement any filings, authorizations, permits or consents of or any Governmental Authority required under the HSR Act and any foreign antitrust or competition laws, laws and rules treating the safeguarding of classified information, or any other applicable Law. The Buyer shall pay one-half of all filing fees and other charges for filing under the HSR Act and any applicable foreign antitrust or competition laws by all parties.
          (b) Without limiting the generality of the parties’ undertaking pursuant to Section 6.7(a), the Buyer agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any United States or foreign Governmental Authority or any private party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Termination Date, including but not limited to proposing, negotiating, committing to, and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture, licensing, disposition or restriction of Buyer’s control or ownership of, any of Buyer’s assets, properties, or businesses or of the assets, properties, or businesses, including but not limited to the businesses and assets to be acquired by it pursuant hereto as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order, or other order or decision in any suit or proceeding, which would otherwise have the effect of preventing the Closing by the Termination Date. In addition, the Buyer shall use its commercially reasonable efforts to defend through litigation on the merits (including all available appeals) any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that would prevent the Closing by the Termination Date.
          (c) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to a customary confidentiality agreement to be mutually agreed between the parties hereto, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and any applicable foreign antitrust or competition laws. Subject to a customary confidentiality agreement to be mutually agreed between the parties hereto, the parties will provide each other with copies of all correspondence, filings, or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
          (d) Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or a Subsidiary of the Company is a party that have not been and may not be obtained. Neither Seller nor the Company nor any of their Affiliates shall have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VII.
     Section 6.8 Public Announcements. The parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.
     Section 6.9 Release of Guarantees. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller or any of its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds, and other similar agreements, if any, listed in Schedule 6.9 of the Disclosure Schedules (the “Guarantees”). Such commercially reasonable efforts shall include OMG agreeing to enter into an agreement substantially similar in all material respects to such existing Guarantees. In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the Seller and any of its Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller or any of its Affiliates that are a party to such Guarantee until such Guarantee is released.
     Section 6.10 Use of Names.
          (a) After the Closing, neither the Seller nor any of its Affiliates shall use in any manner the EaglePicher Marks or any word that is similar in sound or appearance to such names or marks. Notwithstanding the foregoing, the Buyer hereby consents to the use of the name “EaglePicher” or any trade name, trademark, service mark, or logo incorporating the name “EaglePicher” by the Seller and its Affiliates in connection with copies of existing marketing and promotional materials, letterhead, business cards; provided, that the Seller and its Affiliates shall only use such materials during the first ninety (90) days following the Closing. As promptly as practicable, and in any event no later than ten days after the Closing, the Seller and its Affiliates shall take all necessary corporate action to cause the corporate name of the Seller, such Affiliates and all Subsidiaries thereof to be changed to a name that does not include the word “EaglePicher.”
          (b) The Buyer acknowledges that notwithstanding the foregoing, the Seller and its Affiliates, including EP Minerals, LLC (“EP Minerals”), have the right after the Closing to use the name “EP Minerals” and any trade name, trademark, service mark, logo, or domain name incorporating the name “EP Minerals” or any derivative thereof in any manner that is not confusingly similar to “EaglePicher,” and the Buyer shall not have any right hereunder to limit the use thereof.
          (c) In the event the Seller or any of its Affiliates violates any of its obligations under Section 6.10(a), the Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. In the event the Buyer or any of its Affiliates violates any of its obligations under Section 6.10(b), the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Seller, the Buyer and their respective Affiliates acknowledge that a violation of this Section 6.10 may cause the Buyer, the Company or EP Minerals, as applicable, irreparable harm that may not be adequately compensated for by money damages. The Seller, the Buyer and their respective Affiliates therefore agree that in the event of any actual or threatened violation of this Section 6.10, the other party shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Seller, the Buyer or Affiliate, as applicable, to prevent any violations of this Section 6.10.
     Section 6.11 Employment and Employee Benefits Matters; Other Plans.
          (a) Except as provided in this Section 6.11, effective as of the Closing, Company Employees (and their dependents and beneficiaries) shall cease participation in the Non-Company Employee Plans.
          (b) As soon as administratively feasible after the Closing, Buyer shall adopt severance plans with terms that are substantially similar to the EaglePicher Executive Severance Pay Plan (January 1, 2009 Restatement) and the EaglePicher Salaried Employees Severance Pay Plan (effective as of May 15, 2007). Schedule 6.11(b) of the Disclosure Schedules identifies each Company Employee who is eligible to participate in Seller’s EaglePicher Executive Severance Pay Plan and Seller’s EaglePicher Salaried Employees Severance Pay Plan.
          (c) As of and after the Closing, the Buyer shall give Company Employees full credit for purposes of eligibility and vesting (and, for vacation, benefit accrual) under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Closing by the Buyer or its Subsidiaries for the Company Employees’ service with the Company (each, a “Buyer Plan”) to the same extent recognized by the Company immediately prior to the Closing. With respect to each Buyer Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Buyer and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations to the extent waived under the similar Employee Plan immediately prior to Closing and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans Company Employee Plans for the plan year in which the Closing occurs to the extent the applicable Buyer Plan and Employee Plan have the same plan year.
          (d) Effective no later than immediately prior to the Closing, the Seller shall cause the Company to assume sponsorship of, and the Company shall become the sole plan sponsor of, the EPT Pension Plans. Prior to the Closing, the Seller shall, or shall cause the Company to, take all actions necessary (including providing the notice required by Section 204(h) of ERISA) to ensure that any active participant in the EaglePicher Salaried and Closed Hourly Pension Plan and the EaglePicher Hourly Pension Plan will cease to be an active participant as of the Closing and no benefits will accrue under such plans for any participant after the Closing. In connection with the transfer of sponsorship of the EPT Pension Plans to the Company, the assets of the EPT Pension Plans that are held in the master trust of which the Seller is the settlor (the “Master Trust”) shall be transferred to a new master trust of which the Company is the settlor (the “Company Trust”). The assets of the EaglePicher Technologies Salaried Pension Plan and the EaglePicher Technologies Hourly Pension Plan shall be transferred to the Company Trust in cash. The assets of the EaglePicher Salaried and Closed Hourly Pension Plan and the EaglePicher Hourly Pension Plan shall be transferred to the Company Trust in cash unless Buyer notifies Seller in writing no later than twenty (20) days prior to the Closing Date, that Buyer desires the assets of both such plans to be transferred in kind. Buyer shall notify Seller in writing when the Company Trust has been established and the assets of the EPT Pension Plans can be transferred to the Company Trust (which notice shall be delivered no later than sixty (60) days after the Closing Date), and the Seller shall effect such transfer no later than seven (7) days after receipt of such notice. No later than the earlier of (i) 30 days after the date hereof or (ii) the Closing Date, the Company shall file or cause to be filed a notice with the Pension Benefit Guaranty Corporation (“PBGC”) in full compliance with ERISA Section 4043, and the regulations thereunder, for each of the EPT Pension Plans for the reportable event described in ERISA Section 4043(c)(9) and PBGC Regulation Section 4043.29 and any other reportable event that will be triggered by the parties entering into this Agreement.
          (e) Effective as of the Closing Date, the Buyer or an Affiliate shall be responsible for providing Company Employees and Former Company Employees and each of their qualified beneficiaries with COBRA continuation coverage in accordance with the requirements of Section 4980B of the Code.
          (f) The Seller shall take all necessary actions to permit the distribution and/or rollover of Company Employees’ account balances under any Non-Company Employee Plan that is a tax-qualified defined contribution plan (within the meaning of Section 3(34) of ERISA). The Buyer shall permit (or shall cause an Affiliate to permit) Company Employees to directly roll over to a tax-qualified defined contribution plan sponsored by the Buyer or an Affiliate each such Company Employee’s account balance under any such Employee Plan, including any loan note(s) under such plan. The Seller shall be responsible for compliance with any and all obligations under the Worker Adjustment and Retraining Notifications Act of 1988 or under any similar state, local or foreign law, (together with any similar state or local Law, “WARN”) with respect to the Company Employees and Former Company Employees arising prior to the Closing Date. On and after the Closing Date, the Buyer shall be responsible, with respect to the Company Employees, for compliance with any and all obligations under WARN. The Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates against or with respect to all Losses of Seller or any of its Affiliates under the WARN Act as a result of the termination by Buyer of any Company Employee’s employment occurring on or after the Closing Date. As of the Closing, the Seller shall provide the Buyer with a schedule that contains the names, position, work location, date, and reason for termination for each Company Employee or Former

Company Employee involved or impacted by a plant closing, layoff, or employment loss (as those terms are defined in the WARN Act) in the 120 days preceding the Closing.
          (g) The Seller shall be responsible for all workers’ compensation claims and long-term disability (“LTD”) claims of Company Employees and Former Company Employees incurred before the Closing. Workers’ compensation claims and LTD claims of Company Employees and Former Company Employees with respect to injuries or disabilities that occur or arise before the Closing shall continue to be covered by the Seller’s workers’ compensation policy or LTD policy or plan. Seller shall also be responsible for any surety bond requirements associated with LTD and workers’ compensation claims incurred before the Closing. The Company shall be responsible for any workers’ compensation claims of Company Employees incurred after the Closing. For the avoidance of doubt, none of the Seller, the Buyer, the Company or any of their respective Affiliates will be obligated to provide any life insurance benefits for Company Employees or Former Company Employees on or after the Closing other than, in the case of the Company, life insurance benefits required pursuant to the terms of any collective bargaining Contract with the Company.
          (h) The Seller and the Company will take all actions necessary to ensure that, at the Seller’s sole cost and expense, Company Employees will have been paid, at or prior to Closing, the amounts the Company Employees earned or would have earned with respect to the fiscal year ending November 30, 2009 (which amounts are set forth on Schedule 6.11(h) of the Disclosure Schedules) under the EaglePicher Corporation EP Technologies LLC Annual Incentive Compensation Program, the Performance Feature Contribution under the EaglePicher Hourly 401(k) Plan and the EaglePicher Salaried 401(k) Plan and discretionary bonuses had they each remained an employee participant in these Employee Plans or any other Employee Plan providing for an annual bonus. Any amounts owed or payable under the EaglePicher 401(k) Restoration Plan and the Eagle Pension Restoration Plan shall be paid at the sole cost and expense of Seller at or promptly following the Closing.
          (i) To the extent Company Employees participate in a dependent care or medical expense reimbursement account under an Employee Plan subject to Section 125 of the Code (“Seller’s Flexible Account Plan”) during the calendar year that includes the Closing, the Buyer or its Affiliates shall establish one or more comparable plans (“Buyer’s Flexible Account Plan”) that will recognize the elections that such Company Employees had in effect for purposes of the plan year in which the Closing occurs under the Seller’s Flexible Account Plan. Buyer’s Flexible Account Plan shall (a) assume the obligations of Seller’s Flexible Account Plan with respect to Company Employees as of the Closing Date. As soon as practicable after the Closing, (i) if the total amount that Company Employees have contributed to Seller’s Flexible Account Plan through the Closing Date for the calendar year that includes the Closing exceeds all amounts that have been paid from Seller’s Flexible Account Plan through the Closing Date for medical expense and dependent care claims incurred by the Company Employees in the calendar year that includes the Closing, the Seller shall transfer to the Buyer such excess amount in cash, or (ii) if the total amounts that have been paid from Seller’s Flexible Account Plan through the Closing Date for medical expense and dependent care claims incurred by the Company Employees in the calendar year that includes the Closing exceeds the amount that Company Employees have contributed to Seller’s Flexible Account Plan through the Closing Date for the calendar year that includes the Closing, the Buyer shall transfer to the Seller such excess amount in cash. After the Closing Date, Buyer’s Flexible Account Plan will be responsible for reimbursement of all previously unreimbursed reimbursable medical expense and dependent care claims incurred by Company Employees with respect to the calendar year that includes the Closing.
          (j) No provision of this Section 6.11 shall (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or its Subsidiaries, EPC or any of its other Affiliates, the Buyer or any of its Affiliates or any other Person other than the parties hereto and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement, or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Company or its Subsidiaries, EPC or any of its other Affiliates, the Buyer or any of its Affiliates.
          (k) In connection with the preparation and filing of any filing or report, including without limitation an Annual Return or Report of Employee Benefit Plan (Form 5500), or any administrative or judicial proceedings relating to any Company Employee Plan, the Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company Employee Plans including, during normal business hours, the furnishing or making available of books and records, personnel (as reasonably required and at no cost to the other party) or other materials necessary or helpful for the preparation of such filings or reports, the conduct of audit examinations or the defense of claims by governmental authorities or any individual or entity with respect to any such Company Employee Plans. The Buyer and the Seller shall retain all schedules and workpapers and all material records or other documents relating to all Company Employee Plans until the expiration of the statute of limitations for the periods to which such documents relate, and each of the Buyer and the Seller shall maintain such schedules, workpapers, records and documents in the same manner and with the same care it uses in maintaining its schedules, workpapers, records and documents. Each of the Buyer, the Seller, the Company and its Subsidiaries shall give the other parties reasonable written notice prior to destroying or discarding any such books or records that could impact the other party’s administration of the Company Employee Plans and, if another party so requests, the other party shall take possession of such books and records. Any information obtained under this Section 6.11(k) shall be kept confidential.
     Section 6.12 Real Property Matters.
          (a) The Company and its Subsidiaries shall maintain the Real Property, including all of the improvements, in accordance with current ordinary business practices, ordinary wear and tear excepted, and except in the ordinary course of business shall not (i) demolish or remove any of the existing improvements, or (ii) erect new improvements on the Real Property or any portion thereof, without the prior written consent of the Buyer. The Company and Seller shall use commercially reasonable efforts to assist the Buyer in obtaining commitments for policies of title insurance, Title Policies issued pursuant to such commitments and surveys in form and substance reasonably satisfactory to the Buyer. The Company and Seller shall provide to the Buyer’s title company such customary affidavits and indemnities (such affidavits and indemnities, the “Title Requirements”) as may be reasonably requested by the title company to issue the Title Policies. The cost and expense of any title work, commitments for policies of title insurance, the Title Policies and surveys shall be borne solely by Buyer. The Seller shall not be required to execute any instrument which expands in any way the representations and warranties contained herein or the liabilities of Seller hereunder.
          (b) The Company and the Seller shall transfer the Transferred Real Property via a quit-claim deed to the Seller or an Affiliate of the Seller (other than a Subsidiary of the Company) prior to the Closing.
          (c) The Company and the Seller shall use commercially reasonable efforts (and work with diligence) to cause the City of Joplin, Missouri (“Landlord”) to execute and deliver on or prior to the Closing Date an instrument (in a form reasonably acceptable to Buyer and in recordable form) confirming that the Company is the tenant under that certain Lease and Operation Agreement, dated December 18, 1990, between Landlord and Eagle Picher Industries, Inc., as tenant-named-therein. Any costs or expenses associated with obtaining such confirmation shall be deemed Transaction Expenses for purposes of this Agreement.
     Section 6.13 Environmental Mandate Transfers
          (a) Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Environmental Law regarding the transfer, modification or reissuance of the Environmental Mandates in the name of EPC to the extent possible, prior to the Closing Date, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications, waivers and orders as are necessary for the transfer, modification or reissuance of the Environmental Mandates and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to the transfer, modification or reissuance of the Environmental Mandates; provided, however, that Seller shall pay all fees and other charges for obtaining any such transfer, modification or reissuance.
          (b) If the transfer, modification or reissuance of either Environmental Mandate is not obtained on or prior to the Closing Date, then (i) the parties shall continue to use their respective commercially reasonable efforts to effectuate such transfer, modification or reissuance after the Closing Date; and (ii) the Buyer will hold the Environmental Mandate in trust for EPC and the covenants and obligations thereunder shall be performed by EPC in the Company’s name and all benefits and obligations existing thereunder shall be for EPC until such consent or approval is received.
     Section 6.14 Waiver of Environmental Claims. EPC, the Seller and their Affiliates waive any rights and release any claims any of them may have against the Company, the Buyer and their Affiliates, whether in Law or equity, relating to any environmental conditions at the Transferred Real Property, including claims for contribution under the Comprehensive Environmental Response, Compensation and Liability Act.
     Section 6.15 Property Taxes.
          (a) All real and personal property taxes, ad valorem obligations and similar recurring taxes and fees, including general assessments and special assessments on the

Company’s assets (“Property Taxes”) for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between the Buyer and the Seller as of the Closing Date on a daily basis with (i) the Seller being liable for all such Property Taxes accruing under such daily proration methodology during any period up to and including the day of the Closing Date and (ii) the Buyer being liable for all such Property Taxes accruing under such daily proration methodology during any period or periods including, and beginning after, the Closing Date. Proration of Property Taxes will be made on the basis of the most recent officially certified tax valuation and assessment for the Company’s assets. With respect to Property Taxes described in this Section 6.15, the Seller shall timely file all Returns for Property Taxes due before the Closing Date and the Buyer shall prepare and timely file all Returns for Property Taxes due on or after the Closing Date subject to Seller’s prior review approval (which shall not be unreasonably withheld, conditioned or delayed). All such Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law. If one party remits to the appropriate Governmental Authority payment for Property Taxes, which are subject to proration under this Section 6.15 and such payment includes the other party’s share of such Property Taxes, such other party shall promptly reimburse the remitting party for its share of such Property Taxes. Any such reimbursements shall be made within five Business Days of the party making such payment to the appropriate Governmental Authority; provided that the party requesting reimbursement of Property Taxes shall provide the other party with a written notice indicating the amount due and the computation thereof. Notwithstanding the foregoing, all real estate transfer fees and stamps and all recording fees incurred in connection with the transactions contemplated by this Agreement shall be borne by the Seller. Special assessments, if any, for work actually commenced or levied with respect to the Company’s assets prior to the Closing Date shall be paid by the Seller at the Closing.
     Section 6.16 Tax Matters.
          (a) For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company or the Canadian Subsidiary that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.16(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.
          (b) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company and its Subsidiaries that are due with respect to any Straddle Period or Pre-Closing Tax Period other than Returns for which the due date (with applicable extensions) falls on or before the Closing Date. All such Returns shall be prepared in a manner consistent with past practice, except to the extent required by applicable Law, and shall be subject to the prior review and approval of the Seller (which shall not be unreasonably withheld, conditioned or delayed). The Buyer shall pay or cause to be paid all Taxes imposed on the Company and its Subsidiaries shown as due and owing on such Tax Returns subject to reimbursement by the Seller pursuant to Section 8.2(a) hereof.
          (c) In connection with the preparation and filing of Returns, audit examinations, obtaining tax clearance certificates in connection with transactions contemplated by this Agreement, and any administrative or judicial proceedings relating to any Tax liabilities imposed on the Buyer, the Seller, the Company or its Subsidiaries, the Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company or its Subsidiaries including, but not limited to, during normal business hours, the furnishing or making available of books and records, personnel (as reasonably required and at no cost to the other party) or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by governmental authorities as to the imposition of Taxes. The Buyer and the Seller shall retain all Returns, schedules and workpapers and all material records or other documents relating to all Taxes of the Company or its Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Returns and other documents relate, without regard to extension, except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (ii) seven years following the due date (without extension) for such Returns, and each of the Buyer and the Seller shall maintain such Returns, schedules, workpapers, records and documents in the same manner and with the same care it uses in maintaining its Returns, schedules, workpapers, records and documents. Each of the Buyer, the Seller, the Company and its Subsidiaries shall give the other parties reasonable written notice prior to destroying or discarding any such books or records and, if another party so requests, the other party shall take possession of such books and records. Any information obtained under this Section 6.16(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.
     (d) Subject to this Section 6.16, the Buyer has the right to represent the interests of the Company and its Subsidiaries before the relevant Governmental Authority with respect to any inquiry, assessment, proceeding or other similar event relating to Taxes for any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If the Seller would be required to indemnify the Buyer, the Company or any of their Affiliates pursuant to Section 8.2(a) of this Agreement with respect to such Tax Matter then: (i) the Seller has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Buyer, and (ii) the Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability or indemnification obligations of the Seller without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
          (e) The Buyer will provide notice to the Seller of any inquiries made by, discussions with or representations or submissions proposed to be made to any Governmental Authority to the extent that the subject matter thereof relates to the Company or its Subsidiaries and relates to representations, covenants or obligations of the Seller hereunder or could reasonably give rise to a right of indemnity hereunder. The Buyer will forthwith advise the Seller of the substance of any such inquiries or discussions and provide the Seller with copies of any written communications from any Governmental Authority relating to such inquiries or discussions. The Buyer will provide the Seller a reasonable opportunity to comment on any such representations or submissions and to attend any meeting with any such Governmental Authority with respect to such matters.
          (f) The Buyer will provide the reasonable assistance of the employees or personnel of the Buyer, the Company and its Subsidiaries and the accounting and legal and other representatives and advisors of the Buyer, the Company and its Subsidiaries and otherwise take such reasonable steps to cooperate with the Seller and render all reasonable assistance, as the Seller may reasonably request (including, to the extent requested by the Seller, dealing directly with any Governmental Authority in relation to audits, inquiries, discussions or disputes), with respect to all matters relating to any inquires, discussions or disputes where the subject matter thereof relates to representations, covenants or obligations of the Seller hereunder or could reasonably be expected to give rise to a right of indemnity hereunder.
          (g) The Buyer, the Company and its Subsidiaries will, upon reasonable request of the Seller, use all reasonable commercial efforts to take reasonable steps, including obtaining any certificate or other document from, or effect any filing with, any Governmental Authority as may be considered desirable to mitigate, reduce or eliminate any Taxes that could be imposed on the Company or its Subsidiaries and that could reasonably give rise to a right of indemnity hereunder, provided that the Buyer, the Company and its Subsidiaries will not be required to expend more than nominal amounts of money to effect same, unless their reasonable costs of doing so are reimbursed by the Seller.
          (h) The Buyer covenants that it will not, or cause or permit the Company or its Subsidiaries to, take any action on or after the Closing, make any election or deemed election or make or change any Tax election, amend any Tax Return or take any position on any Tax Return that results in any increased Tax liability or reduction of any deduction, credit or loss carry-over of the Company or its Subsidiaries in respect of any period ending on or before, or which includes, the Closing Date, unless the Buyer agrees to indemnify and hold harmless the Seller and its Affiliates against any such Tax.
          (i) The Buyer shall promptly pay to the Seller any refunds of Taxes paid with respect to the Company or its Subsidiaries attributable to any periods ending on or before or which include the Closing Date (plus any interest received with respect thereto from any applicable Taxation Authority) to the extent not shown or reflected in the Closing Balance Sheet.
          (j) Upon request of the Seller, the Buyer and the Canadian Subsidiary will effect the election described in subsection 256(9) of the Income Tax Act (Canada)
     Section 6.17 Insurance Matters.
          (a) From and after the Closing, the Seller shall use its commercially reasonable efforts (which shall not require conversion of any claims made policy to an occurrence based policy or acceptance of adverse changes in the existing Insurance Policies of the Seller or its Affiliates), subject to the terms of the Insurance Policies, to retain the right to make claims and receive recoveries, for the benefit of the Company and its Subsidiaries, under any of the Insurance Policies (except to the extent that any such policy provides for coverage only if the policy is in effect at the time such claim is made) maintained at any time prior to the Closing by either the Seller or its Affiliates covering any loss, liability, claim, damage or expense (to the full extent of the existing coverage) relating to the assets, business, operations, conduct, products and employees of the Company and its Subsidiaries that relates to or arises out of occurrences prior to the Closing (each, a “Claim”). The Seller agrees to use commercially reasonable efforts (which shall not require conversion of any claims made policy to an occurrence based policy or acceptance of adverse changes in the existing Insurance Policies of the Seller or its Affiliates) so that the Company and its Subsidiaries shall have the right, power and authority to (i) make directly any Claims under the Insurance Policies, (ii) control the administration of any such Claims in accordance with the terms of the Insurance Policies, (iii) receive directly recoveries thereunder, and (iv) control the prosecution, defense and/or settlement of any litigation or other proceeding by or against the Company or any of its Subsidiaries underlying any such Claims in accordance with the terms of the Insurance Policies. Each of the parties understands and agrees that to the extent that any litigation or other proceeding underlying a Claim is by or against the Seller or its Affiliates (other than the Company or its Subsidiaries), the Seller shall retain the right, power and authority to (i) make directly any Claims under the Insurance Policies, (ii) control the administration of any such Claims in accordance with the terms of the Insurance Policies, (iii) receive directly recoveries thereunder, and (iv) control the prosecution, defense and/or settlement of any litigation or other proceeding. The Buyer acknowledges and agrees that certain of the Insurance Policies are claims made policies and the ability of the Buyer, the Company and its Subsidiaries to make post-Closing Claims with respect to such claims made policies may be limited by terms of such policies. In addition, from and after the Closing, Seller shall use its commercially reasonable efforts to continue to pursue, for the benefit and on behalf of the Company and its Subsidiaries, Claims that are pending under the existing Insurance Policies as of the Closing Date, and Seller shall consult with Buyer with respect to all such matters.

          (b) The Buyer agrees, and shall cause the Company and its Subsidiaries promptly, to reimburse, indemnify and hold the Seller and its Affiliates harmless for out-of-pocket costs and expenses incurred (including any self-insured loss or deductible amounts paid by the Seller or its Affiliates, any administrative costs and any retrospective premiums imposed on the Seller or its Affiliates to the extent arising from Claims) to carry out any obligations pursuant to this Section 6.17.
     Section 6.18 Directors’ and Officers’ Indemnification.
          (a) Except as otherwise provided in this Agreement, the Buyer covenants, for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors or officers of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each such case solely to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.
          (b) With respect to the Company’s and its Subsidiaries’ directors and officers who will continue in such capacity after the Closing, the Buyer shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the Company’s organizational documents and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to such individuals.
     Section 6.19 Disposition of Assets.
          (a) For a period of 24 months after the Closing, the Buyer will not, and will not permit the Company or any of its Subsidiaries to, (i) sell, transfer or otherwise dispose of any of its property or assets, other than any such sale, transfer or disposition (a) in the ordinary course of business (including sales of inventory) or (b) that is not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or (ii) make, or agree to make, any dividend or distribution of assets other than dividends and distribution of Cash.
     Section 6.20 Closing Payments. On or prior to the Closing Date, the Seller or EPC shall, at its sole cost and expense, pay the bonuses and payments described in clause (F) of the definition of “Transaction Expenses” to the individuals entitled thereto.
     Section 6.21 Software. The Seller shall, at its sole cost and expense prior to the Closing, transfer to or obtain for the Company, licenses of all Software that is neither (A) owned by the Company or any of its Subsidiaries nor (B) licensed to the Company or any of its Subsidiaries pursuant to a license that will remain in effect following the Closing, and is used or held for use in the current conduct of the Business by the Company or its Subsidiaries, which licenses will permit the use of such Software to the same extent and in the same manner as used by the Company or its Subsidiaries immediately prior to the date of this Agreement. Within 15 days from the date of this Agreement, the Seller shall provide the Buyer a written list of licenses of Software and Information Systems used or held for use in the current conduct of the Business by the Company or its Subsidiaries that are due to expire or renew within 180 days from the date of this Agreement and the respective dates of such expirations or renewals and copies of all such licenses. Other than as provided under the Transition Services Agreement, the Seller shall not be responsible for the payment of any renewal license fees for licenses on such list with respect to any such licenses transferred to or obtained for the Company that become due post-Closing in order to renew such licenses for periods that begin following the Closing Date.
     Section 6.22 Bankruptcy Documentation. Prior to the Closing, the Seller shall, at its sole cost and expense prior to the Closing, provide, with respect to the bankruptcy proceedings of EaglePicher Holdings, Inc. in 2005, true, correct and complete copy of the plan of reorganization, as confirmed by the bankruptcy court.
     Section 6.23 Separation of Bank Accounts. EPC, the Seller and OMG shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to separate the bank accounts of the Company and its Subsidiaries from EPC’s and its Affiliates’ cash management system, including to establish a meeting within 15 days of the date of this Agreement with representatives of PNC Bank and other Persons that are necessary for such separation. Each of EPC and OMG maintains cash management systems at PNC Bank and agrees to execute such documentation as may be reasonably requested by PNC Bank in order to effect such separation. Such separation is to be effective as of the Business Day immediately following the Closing Date such that the bank accounts of the Company and its Subsidiaries will then operate on a stand-alone basis. After the Closing, if Seller or any of its Affiliates (other than the Company and its Subsidiaries) receives any refund or other amount which is an asset of, or is otherwise properly due and owing to, the Company or its Subsidiaries, Seller promptly shall remit, or cause to be remitted, such amount by check to Buyer at the address set forth in Section 10.4 or by wire transfer into an account or accounts of Buyer and/or the Company, as designed in writing by Buyer.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of the Buyer, the Seller, and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
          (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
          (b) Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated. All other consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

     Section 7.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
          (a) (i) The representations and warranties of the Buyer set forth in this Agreement, other than the representations and warranties contained in Sections 5.1 relating to organization and existence, Section 5.2 relating to authority, and Section 5.5 relating to broker’s fees and finder’s fees, shall be true and correct both when made and as of the Closing Date as though made at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” and “in all material respects”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Buyer, and (ii) the representations and warranties contained in Sections 5.1, 5.2 and Section 5.5 shall be true and correct both when made and as of the Closing Date as though made at and as of the Closing Date.
          (b) The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions in all material respects required by this Agreement to be performed or complied with by it prior to or at the Closing.
     Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
          (a) (i) The representations and warranties of the Seller and the Company set forth in this Agreement, other than the representations and warranties contained in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to the Equity Interests, Section 4.4 relating to capitalization, Section 4.5 relating to Subsidiaries, and Sections 3.5 and 4.20 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 4.1, 4.2, 4.4, 4.5 and 4.20 are collectively referred to as the “Core Representations”, shall be true and correct both when made and as of the Closing Date as though made at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” and “in all material respects”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller or the Company, (ii) the Core Representations (other than those in Sections 3.2, 3.4, 4.2, 4.4, 4.5(a) and 4.5(b)(last sentence)) shall be true and correct in all material respects both when made and as of the Closing Date as though made at and as of the Closing Date and (iii) the representations and warranties contained in Sections 3.2, 3.4, 4.2, 4.4, 4.5(a) and 4.5(b)(last sentence) shall be true and correct both when made and as of the Closing Date as though made at and as of the Closing Date

(without giving effect to any limitation or qualification as to “materiality” (including the word “material” and “in all material respects”) or “Material Adverse Effect” set forth therein).
          (b) The Seller and the Company shall have performed all obligations and agreements and complied with all covenants and conditions in all material respects required by this Agreement to be performed or complied with by them prior to or at the Closing.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Seller, the Company, and the Buyer contained in this Agreement and the covenants in Section 6.1 shall survive the Closing for a period of 24 months after the Closing Date. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations; provided, however, that (a) the Core Representations and the representations and warranties set forth in Section 5.1 relating to organization and existence, Section 5.2 relating to authority, and Section 5.5 relating to broker’s fees and finder’s fees, shall survive for the longer of (i) a period of five years after the Closing Date or (ii) the expiration of the 30 day period immediately following the expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 4.15 relating to Taxes shall survive until the expiration of the 30 day period immediately following the expiration of the applicable Tax statute of limitations, (c) the representations and warranties set forth in Section 4.14(a) relating to Intellectual Property shall survive the Closing for a period of 36 months after the Closing Date and (d) any representation in the case of fraud or intentional misrepresentation, shall survive indefinitely. The term “applicable Tax statute of limitations”, as used in this Article VIII, shall mean, with respect to any particular type of Tax, a period of time equal to the applicable statute of limitations established pursuant to any Law pertaining to such Tax.
     Section 8.2 Indemnification by the Seller.
          (a) The Seller shall save, defend, indemnify, and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all: (i) losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing) (hereinafter collectively, “Losses”) to the extent resulting from or relating to any breach of any representation or warranty set forth in this Agreement made by the Seller or the Company, (ii) Losses to the extent arising from or relating to any breach of any covenant set forth in this Agreement made by the Seller or, prior to the Closing, by the Company, (iii) Losses to the extent arising from or relating to any Indebtedness or Transaction Expenses of the Company and its Subsidiaries as of the Closing Date that is not fully paid as of the Closing Date (other than Indebtedness or Transaction Expenses of the Company and its Subsidiaries to the extent set forth in the certificate delivered pursuant to Section 2.3(c)), (iv) Losses to the extent arising from or relating to any and all Taxes imposed on the Company and its Subsidiaries, including the Canadian Subsidiary, for any Pre-Closing Tax Period and Pre-Closing Straddled Period, (v) Losses to the extent arising from or relating to environmental conditions at the Transferred Real Property, (vi) Losses to the extent arising from or relating to Audit Claims and (vii) Losses to the extent arising from or relating to Indemnified Joplin Environmental Conditions.
          (b) To provide a fund against which a Buyer Indemnified Party may first assert a claim for a Loss, the Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.2(c). A Buyer Indemnified Party shall first look to the Escrow Amount for the satisfaction of any claims for indemnification they may have under Sections 8.2(a)(i), (ii) or (vii) of this Agreement before proceeding against the Seller. A Buyer Indemnified Party shall not be obligated to first look to the Escrow Amount for satisfaction of a claim pursuant to any other clause of Section 8.2(a).
          (c) To provide a fund against which a Buyer Indemnified Party may first assert a claim for a Loss with respect to an Audit Claim, the Audit Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.2(c). A Buyer Indemnified Party shall first look to the Audit Escrow Amount for the satisfaction of any Audit Claims. If the amount of Audit Claims (whether pending or resolved) exceed the Audit Escrow Amount or the Audit Escrow Amount is otherwise unavailable, the Buyer Indemnified Parties shall be entitled to look to the Escrow Amount and/or the Seller with respect to such excess amount up to the Audit Claim Cap.
     Section 8.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify, and hold harmless the Seller and its Affiliates, officers, directors, members, managers, employees, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent resulting from or relating to:
          (a) any breach of any representation or warranty set forth in the Agreement made by the Buyer; and
          (b) any breach of any covenant set forth in this Agreement made by the Buyer or, after the Closing, the Company.
     Section 8.4 Procedures.
          (a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts available to the Indemnified Party giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result (it being agreed that the Seller shall, among other reasons, be deemed to have sufficient financial resources as aforesaid as long as the Escrow Amount is sufficient to satisfy the amount of the adverse monetary judgments reasonably likely to result from outstanding Third Party Claim), (ii) the Third Party Claim solely seeks (and continues to solely seek) monetary damages and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in accordance with the terms set forth in this Agreement. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnifying Party shall have the right to employ separate counsel and to participate (but not control) in the defense thereof at the expense of the Indemnifying Party. The Party that assumes the defense of a Third Party Claim shall promptly inform the other Party of material developments with respect to such Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party or the Indemnifying Party, as applicable.
          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
          (d) The Indemnifying Party shall have 30 days after the giving of any notice of an indemnification claim pursuant to this Article VIII to provide the Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the notice (the “Disagreement Notice”). If a timely Disagreement Notice is not received or to the extent an item is not objected to in the Disagreement Notice, the claim notice shall be deemed to have been accepted and final and binding on the parties, absent manifest error. If the Indemnifying Party delivers a timely Disagreement Notice, the parties shall resolve such conflict in accordance with the procedures set forth in Section 8.4(e)
          (e) If the Indemnifying Party shall have provided a Disagreement Notice, the parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by the parties. In the event the parties shall fail to reach an agreement within 30 days after the date on which the Indemnifying Party provided a Disagreement Notice, the dispute shall be resolved in accordance with the provisions of Section 8.7.
          (f) With regard to environmental conditions subject to indemnification under Section 8.2, Buyer shall undertake investigation, containment, corrective action and/or remediation (“Remedial Action”) in a commercially reasonable fashion in compliance with Environmental Laws such that any Remedial Action complies with the requirements of Environmental Laws applicable to the continued use of the facility for purposes similar to those of its use at the time of the Remedial Action. The Buyer shall promptly provide copies to the Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give the Seller a reasonable opportunity (at the Seller’s own expense) to comment on any submissions the Buyer intends to deliver or submit to the appropriate regulatory body prior to said submission provided, however, the Buyer shall not make such submission to the appropriate regulatory body without a prior approval of the Seller (which consent shall not be unreasonably withheld or unduly delayed).
     Section 8.5 Limits on Indemnification.
          (a) If a claim pursuant to Article VIII relates to a breach by a party of any representation or warranty set forth herein or Section 6.1, it must be received by such party on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved. Claims pursuant to Article VIII relating to a breach by a party of any covenant (other than Section 6.1) set forth herein are not subject to time limitations. Notwithstanding anything herein to the contrary, no claim may be asserted against the Seller pursuant to Section 8.2(a)(iv) with respect to Taxes unless written notice of such claim is received by the Seller prior to the expiration of the 30 day period immediately following the expiration of the applicable statute of Tax limitations. Notwithstanding anything herein to the contrary, no claim may be asserted against the Seller pursuant to Section 8.2(a)(vii) with respect to the Indemnified Joplin Environmental Conditions unless written notice of such claim is received by the Seller prior to the date that is 24 months after the Closing Date. Notwithstanding anything herein to the contrary, no claim may be asserted against the Seller pursuant to Section 8.2(a)(vi) with respect to Audit Claims unless written notice of such claim is received by the Seller, prior to the 36 month anniversary of the Closing Date.
          (b) Notwithstanding anything to the contrary contained in this Agreement:
               (i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Sections 8.2(a)(i), (ii), (vi) and (vii) shall in no event exceed $20,000,000 (the “Cap”) and the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 8.2(a)(vi) shall in no event exceed $3,700,000 (the “Audit Claim Cap”);
               (ii) the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification under Sections 8.2(a)(i) and (vii) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $1,500,000 (the “Basket Amount”), in which case the Seller shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no such Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of $10,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events, or circumstances; provided, further, that this clause (ii) shall not apply to Losses arising out of or relating to the untruth or breach of any representation or warranty made in any Core Representation;
               (iii) the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss or claim under (x) Section 8.2(a)(vii) to the extent of the specific accrual for such specific Loss as set forth on Schedule 8.5(b)(iii) of the Disclosure Schedules or (y) any other Section in Section 8.2(a) to the extent such Loss or claim was actually included in Closing Working Capital as finally determined pursuant to Section 2.5.
               (iv) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement unless such punitive, incidental, consequential, special, or indirect damages are awarded and required to be paid to a third party pursuant to a Law or Order; and
               (v) for purposes of determining whether there has been a breach of any representation or warranty under this Agreement (other than Section 4.18), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications such as “materiality,” “material,” “in all material respects,” or “Material Adverse Effect” set forth in any such representation or warranty.

          (c) For all purposes of this Article VIII, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any actual reduction in cash Taxes paid by the Indemnified Party or its Affiliates directly resulting from the incurrence or payment of any such Losses.
          (d) The Buyer and the Seller shall cooperate with each other with respect to resolving any claim, liability, or Loss for which indemnification may be required hereunder. In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article VIII, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all of the rights of the Indemnified Party with respect to the claims to which such indemnification relates.
          (e) The Escrow Agreement shall have a two year term and shall contain other customary terms for similar escrows utilized in transactions of this nature, including terms providing that the fees, costs and expenses of the Escrow Agent thereunder, and the indemnification of the Escrow Agent pursuant thereto, shall be borne equally by the Buyer and the Seller. In addition, the Escrow Agreement shall provide that (i) the Escrow Amount and the Audit Escrow Amount shall only be released from the escrow under the Escrow Agreement upon written mutual agreement of Seller and Buyer or pursuant to an order of a court of competent jurisdiction and (ii) any portion of the Escrow Amount and the Audit Escrow Amount in respect of claims made against the Escrow Agreement by a Buyer Indemnified Party in accordance with this Article VIII that are unresolved prior to the 24 month anniversary of the Closing Date shall continue to remain therein until released pursuant to the foregoing clause (i).
     Section 8.6 Exclusive Remedy. Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud by EPC, the Seller or the Company (to the extent determined by a final judgment by a court of competent jurisdiction), the Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against the Seller, whether in law or equity, in contract or in tort, relating to the Company or its Subsidiaries and/or the transactions contemplated by this Agreement. The rights and claims waived by the Buyer, on behalf of itself and the other Buyer Indemnified Parties, include claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, subject to the foregoing, this Article VIII will provide the exclusive remedy against the Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby; provided that nothing in this Section 8.6 shall limit either party’s right to claim or bring an Action against the other party based on fraud of the other party and equitable remedies consisting of specific performance or injunctive relief in respect of any breach of any covenant or agreement to be performed after Closing. The Seller has specifically relied on this Section 8.6, together with Section 8.5 and the other provisions of this Article VIII and Section 10.17 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

          Section 8.7 Dispute Resolution. Each party agrees to submit monetary claims, disputes, controversies, or other matters in question arising out of the matters covered by Article VIII (“Disputes”), to an independent expert appointed in accordance with this Section 8.7 (the “Independent Expert”), who shall serve as sole mediator for non-binding mediation. The Independent Expert shall be appointed by mutual agreement of the Seller and the Buyer from among candidates with experience and expertise in the area that is the subject of such Dispute. If Disputes to be resolved by the parties with assistance of the Independent Expert are not resolved within 45 days after appointment of the Independent Expert to the satisfaction of either party, then either party shall be entitled to immediately terminate such non-binding mediation and may seek relief in accordance with Article X with respect to such Disputes. The fees and expenses of the Independent Expert shall be borne equally by the parties. For the avoidance of doubt, any Disputes resolved in writing between the Seller and the Buyer within such 45 day period shall be final and binding on the parties for all purposes hereunder, however, the Independent Expert shall not be authorized to resolve any Disputes between the parties and no determination of the Independent Expert shall resolve any Dispute, be binding on the parties or be entered in any court of competent jurisdiction.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Buyer and the Seller;
          (b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller or the Company breaches or fails to perform in any respect any of its respective representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Buyer;
          (c) (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to March 31, 2010 (the “Termination Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party (in the case of the Seller, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;
          (d) by either the Seller or the Buyer if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this

Section 9.1(d) shall not be available if the failure of the party (in the case of the Seller, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or
          (e) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.8.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.
     Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 3.5 and 5.5 relating to broker’s fees and finder’s fees, Section 6.5 relating to solicitation of Company employees, Section 6.6(a) relating to confidentiality, Section 6.8 relating to public announcements, Article X and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any damages resulting from any material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Fees and Expenses; Conveyance Taxes.
          (a) Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
          (b) Any and all sales, use, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes (including all penalties, interest, and additions to such Taxes) payable in connection with the purchase of the Equity Interests and the transfer of the assets of the Company (“Conveyance Taxes”) shall be borne by the Buyer. The Buyer, at its own expense, shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Conveyance Taxes and fees.
     Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

     Section 10.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
               (i) if to the Seller or, prior to the Closing, the Company, to:
EaglePicher Technologies Holdings, LLC
5850 Mercury Dr., Suite 250
Dearborn, MI 48126
Attention: David L. Treadwell
Facsimile: (313) 749-5501
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue N.W.
Washington, DC 20036-5306
Attention: Stephen I. Glover, Esq.
Facsimile: (202) 467-0539
               (ii) if to the Buyer or, after the Closing, the Company, to:
OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, OH 44114
Attention: Valerie Gentile Sachs, Esq.
Facsimile: (216) 263-7757

with a copy (which shall not constitute notice) to:
Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention: James P. Dougherty
Facsimile: (216) 579-0212
     Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule, or Exhibit such reference shall be to a Section, Article, Schedule, or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not simply mean “if.”
     Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement, or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.
     Section 10.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).
     Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 10.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
     Section 10.11 Personal Liability. Except as provided in Section 10.17, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative, or investor of any party hereto.
     Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Subsidiary of the Buyer without the prior consent of the Seller or the Company; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer or the Company; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 10.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 10.15 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.
     Section 10.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
     Section 10.17 Guarantees.
          (a) EPC hereby guarantees to the Buyer the prompt and complete performance of the Seller’s pre-Closing and post-Closing obligations, under this Agreement (including pursuant to Article VIII), in each case, subject to, and in accordance with, this Agreement.

          (b) OMG hereby guarantees to the Seller the prompt and complete performance of the Buyer’s pre-Closing obligations, including payment of the Purchase Price, under this Agreement, in each case, subject to, and in accordance with, this Agreement.
     Section 10.18 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 10.19 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 10.20 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 10.21 Legal Representation. In any dispute or proceeding arising under or in connection with this Agreement, the Seller shall have the right, at its election, to retain the firm of Gibson, Dunn & Crutcher LLP to represent it in such matter and each of the Buyer and the Company, for itself and for its successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter. Each of the Buyer and the Company acknowledges that the foregoing provision shall apply whether or not Gibson, Dunn & Crutcher LLP provides legal services to the Company after the Closing Date. Each of the Buyer and the Company, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Seller and its counsel, including without limitation Gibson, Dunn & Crutcher LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Seller and such counsel and neither the Buyer nor the Company, nor any Person purporting to act on behalf of or through the Buyer or the Company, will seek to obtain the same by any process.
     Section 10.22 No Presumption Against Drafting Party. Each of the Buyer, the Seller, and the Company acknowledges that each party to this Agreement has been represented by competent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Seller, the Company, EPC the Buyer and OMG have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EAGLEPICHER TECHNOLOGIES HOLDINGS, LLC
By:	/s/ David L. Treadwell
	Name:	David L. Treadwell
	Title:	Chairman

EAGLEPICHER TECHNOLOGIES, LLC
By:	/s/ David L. Treadwell
	Name:	David L. Treadwell
	Title:	Chairman

EAGLEPICHER CORPORATION solely for the purpose of Section 10.17(a)
By:	/s/ David L. Treadwell
	Name:	David L. Treadwell
	Title:	President & CEO

OMG ENERGY HOLDINGS, INC.
By:	/s/ Valerie Gentile Sachs
	Name:	Valerie Gentile Sachs
	Title:	Secretary

OM GROUP, INC. solely for the purpose of Section 10.17(b)
By:	/s/ Kenneth Haber
	Name:	Kenneth Haber
	Title:	Chief Financial Officer